UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐   Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒   Definitive Proxy Statement
☐   Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
R.H. DONNELLEY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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R.H. DONNELLEY CORPORATION
1001 Winstead Drive
Cary, North Carolina 27513

April 24, 2006
To Our Stockholders:
      You are cordially invited to attend the 2006 Annual Meeting of Stockholders of R.H. Donnelley Corporation to be held on Thursday, June 1, 2006, at 10:00 a.m. local time, at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513.
      The Notice of Annual Meeting and Proxy Statement dated April 24, 2006 accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 2005 and a form of proxy are also enclosed. These materials are being mailed to stockholders on or about April 25, 2006.

Sincerely,

George A. Burnett
Chairman of the Board

R.H. DONNELLEY CORPORATION
1001 Winstead Drive
Cary, North Carolina 27513

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2006
To the Stockholders of
  R.H. Donnelley Corporation:
      Notice is hereby given that the 2006 Annual Meeting of Stockholders (the “Meeting”) of R.H. Donnelley Corporation (the “Company”) will be held on Thursday, June 1, 2006, at 10:00 a.m. local time, at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513.
      At the Meeting, you will be asked to vote upon the following matters:

1.	Election of four Class I members of the Board of Directors for a term of three years;

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2006; and

3.	Any other matter that may properly come before the Meeting or any postponements or adjournments thereof.
      The Board of Directors has fixed the close of business on April 14, 2006 as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the Meeting or any postponements or adjournments thereof. A list of such stockholders will be available at the Meeting and, during the ten days prior to the Meeting, at the place of the Meeting as well as the Company’s executive offices located at the address above.

By Order of the Board of Directors,

Robert J. Bush
Senior Vice President, General Counsel
and Corporate Secretary
Cary, North Carolina
April 24, 2006
Whether or not you plan to attend the Meeting, it is very important that you complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided as soon as possible. If you attend the Meeting, you may revoke your proxy at that time and vote your shares in person at the Meeting.

R.H. DONNELLEY CORPORATION
1001 Winstead Drive
Cary, North Carolina 27513

PROXY STATEMENT
       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of R.H. Donnelley Corporation (the “Company”) of proxies for use at the Company’s 2006 Annual Meeting of Stockholders (the “Meeting”) or at any adjournments or postponements thereof. The Proxy Statement and form of proxy are first being mailed to stockholders on or about April 25, 2006.

QUESTIONS AND ANSWERS

Q:	What am I voting on at the Meeting?

A:	1. Election of four Class I members of the Board of Directors of the Company to serve a term of three years; and

2. Ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2006.

(See pages 6-9 for more details.)

Q:	What does the Board of Directors recommend with respect to the matters to be presented at the Meeting?

A:	The Board of Directors recommends a vote in favor of the (i) election of the nominees for the Class I members of the Board of Directors and (ii) ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2006.

Q:	Who is entitled to vote?

A:	Stockholders of record as of the close of business on April 14, 2006 (the “Record Date”) are entitled to vote at the Meeting. As of the Record Date, 69,542,341 shares of the Company’s common stock were outstanding and entitled to vote at the Meeting. As of the Record Date, the outstanding shares of the Company’s common stock were held by approximately 3,000 holders of record in addition to approximately 32,000 stockholders whose shares were held in nominee name. Each share of common stock is entitled to one vote on each proposal to properly come before the Meeting.

Q:	How do I vote by proxy?

A:	Sign and date each proxy card that you receive and return it in the postage prepaid envelope. The proxy will be voted at the Meeting according to your instructions as indicated on the proxy card. If the proxy card is signed and returned but no instructions are given, then your proxy will be voted in favor of the various proposals in accordance with the recommendations of the Board of Directors as described herein and on the proxy card. With respect to proposals brought before the Meeting but not referenced on the proxy card or in this Proxy Statement, your proxy will be voted in the discretion of the proxies named on the proxy card. (See page 4 for more details.)

Q:	May I revoke my proxy?

A:	Yes. Your proxy may be revoked at any time before it is voted at the Meeting by (i) sending written notice to the Secretary of the Company (at the address of the Company set forth on the first page of this Proxy Statement), (ii) a duly executed proxy bearing a later date or (iii) voting in person at the Meeting.

If your shares are held in street name, you will have to contact your bank, broker or other nominee to revoke your proxy.

________________________________________________________________________________

Q:	How do I vote shares that are held in employee benefit plans?

A:	If you are a participant in the Company’s 401K Savings Plan or the Dun & Bradstreet Corporation Employee Stock Purchase Plan (collectively, the “Plans”) and have funds invested in the Company’s common stock, your proxy card will serve as a voting instruction for the trustee of the respective Plan. Fractional shares you hold in the Plans are not printed on the proxy card but will be voted by the trustee as if included thereon. If a proxy covering shares in the Plans has not been received on or before May 26, 2006, or if it is signed and returned without instructions, the trustee will vote those shares in the same proportion as the shares for which it has received instructions, except as otherwise required by law.

Q:	Who will count the vote at the Meeting?

A:	Representatives of The Bank of New York, the Company’s transfer agent, will tabulate the vote and serve as inspector of election at the Meeting.

Q:	What constitutes a quorum for the Meeting?

A:	The presence of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Q:	Can my broker vote on my behalf?

A:	If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of Directors and the ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2006, even if the record holder does not receive voting instructions from you.

________________________________________________________________________________

Q:	What are the voting requirements for the approval of each of the proposals?

A:	1. Election of Directors. For the election of the nominees for the Class I members of the Board of Directors, Directors receiving the majority of votes cast (number of shares voted “for” a Director must exceed the number of votes cast “against” that Director) will be elected as a Director, provided that if the number of nominees exceeds the number of Directors to be elected (a situation the Company does not anticipate), the Directors will be elected by a plurality of the shares present in person or by proxy at any meeting and entitled to vote on the election of Directors. Only votes “for” or “against” are counted in determining whether a majority has been cast in favor of a Director. Shares not present at the meeting and shares voting “abstain” are not counted for purposes of the election of the nominees for the Class I members of the Board of Directors.

The Company’s Bylaws set forth the procedures if a nominee for Director receives a majority of votes cast “against” that Director. Details of the procedures are set out under “Proposal 1: Election of Directors.”

2. Independent Registered Public Accounting Firm. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2006 and any other matter that properly comes before the Meeting, in each case, requires the approval of the majority of the shares present in person or represented by proxy and entitled to vote at the Meeting.

See pages 6-9 for further information.

Q:	How is my proxy voted on matters not identified on the proxy card or in this Proxy Statement?

A:	The Board of Directors presently knows of no other matters to be presented for action at the Meeting. The Company did not receive notice by the time the Company began to print and mail its proxy materials of any nomination for a director pursuant to the Bylaws of the Company, which provide that such notice must be received no later than May 9, 2006, or within a reasonable period of time before the Company began to print and mail its proxy materials (as required by applicable regulations of the Securities and Exchange Commission (“SEC”)) of any other matter intended to be raised by any stockholder at the Meeting. Accordingly, the proxy card confers upon the persons named on the proxy card authority to vote your shares in their discretion upon any other matter that may properly come before the Meeting.

Q:	What does it mean if I get more than one proxy card?

A:	It means that your shares are registered differently and, therefore, are in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. To provide better stockholder services, we encourage you to have all shares and accounts registered in the same name and address. You may do this by contacting our transfer agent, The Bank of New York, at 1-800-524-4458.

Q:	Who may attend the Meeting?

A:	All stockholders as of the Record Date (April 14, 2006) are invited to attend, although seating may be limited.

________________________________________________________________________________

Q:	Who is bearing the cost of this proxy solicitation and how is the solicitation effected?

A:	The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. The solicitation of proxies may be made by directors, officers and employees of the Company personally or by mail, telephone, facsimile or other electronic communication. No additional compensation will be paid for such solicitation. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

Q:	Under what circumstances may the Meeting be adjourned?

A:	Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Meeting. The Company does not currently intend to seek an adjournment of the Meeting.

Q:	When are stockholder proposals due for inclusion in the Company’s proxy statement for the 2007 Annual Meeting?

A:	Proposals of the Company’s stockholders intended to be presented at the Company’s 2007 Annual Meeting of Stockholders must be received by the Company no later than December 26, 2006 to be included in the Company’s proxy statement and form of proxy relating to the 2007 Annual Meeting. Any proposal should be addressed to Robert J. Bush, Esq., Senior Vice President, General Counsel and Corporate Secretary, R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, North Carolina 27513, and should be sent by certified mail, return receipt requested. The Company also accepts nominations from stockholders for directors of the Company (see “Board of Directors — Corporate Governance Matters” beginning on page 15, “Other Information — How to Nominate Members of the Board of Directors” and “— How to Raise a Matter at a Meeting” on page 43.)

PROPOSALS TO BE VOTED UPON
PROPOSAL 1:
ELECTION OF DIRECTORS
      The Board of Directors of the Company is presently comprised of thirteen members and is divided into three classes. At the Meeting, Ms. Nancy E. Cooper and Messrs. R. Glenn Hubbard, Robert Kamerschen and David C. Swanson, the Board of Directors’ nominees for Class I of the Board of Directors, are up for election to the Board. All presently serve as Class I Directors. Mr. Hubbard was appointed as a member of the Board in January 2006 in connection with the Company’s acquisition (“Dex Media Merger”) of Dex Media, Inc. (“Dex Media”). (See page 10 for more information regarding the nominees.) If elected, they (or their successors as so appointed by the Board in accordance with the Company’s Bylaws) will each serve until the 2009 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.
      Under the Agreement and Plan of Merger relating to the Dex Media Merger (“Merger Agreement”), following the completion of the Dex Media Merger the Board is comprised of 13 members, consisting of (i) seven members who served as directors of the Board of the Company prior to the Dex Media Merger, (ii) four members who served as directors of the board of Dex Media prior to the Dex Media Merger and (iii) one designee of each of Dex Media’s sponsor stockholders, affiliates of The Carlyle Group (“Carlyle”) and Welsh, Carson, Anderson & Stowe (“Welsh Carson”) pursuant to two Sponsor Stockholder Agreements (the “Stockholders Agreements”). Under the Stockholders Agreements, each of Carlyle and Welsh Carson has the right to designate one member of the Board until such time as Carlyle or Welsh Carson, as applicable, owns less than 5% of the Company’s outstanding common stock. On January 31, 2006, the Board appointed James A. Attwood, Jr., George A. Burnett, Michael P. Connors, R. Glenn Hubbard, Russell T. Lewis and Anthony J. de Nicola to the Board, effective immediately after the completion of the Dex Media Merger. All of such appointees served on the board of directors of Dex Media prior to the completion of the Dex Media Merger. Mr. Attwood is the designee of Carlyle and Mr. de Nicola is the designee of Welsh Carson under the Stockholders Agreements. The designees of Carlyle and Welsh Carson are not up for election at the Meeting and continue to serve in Class III of the Board. In connection with and effective upon the completion of the Dex Media Merger, on January 31, 2006, Messrs. Scott N. Flanders, Robert R. Gheewalla and Terence M. O’Toole, members of the Board immediately prior to completion of the Dex Media Merger, resigned from the Board.
      In April 2006, the Company’s Board of Directors approved an amendment to the Company’s Bylaws to require Directors to be elected by a majority of the votes cast with respect to that Director in uncontested elections (the number of shares voted “for” a Director must exceed the number of votes cast “against” that Director). Only votes “for” or “against” are counted in determining whether a majority has been cast in favor of a Director. Shares not present at the meeting and shares voting “abstain” are not counted for purposes of the election of Directors. In a contested election (a situation in which the number of nominees exceeds the number of Directors up for election), the standard for election will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. In such a situation, only shares that are voted in favor of a nominee will be counted in determining whether a nominee has achieved a plurality of the votes cast for that particular position. The Company does not anticipate a contested election at the Meeting.
      If a nominee who is serving as a Director is not elected at the Meeting, under Delaware law that Director would continue to serve on the Board of Directors as a “holdover director.” Under the Company’s Bylaws, however, any Director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Company’s Corporate Governance Committee would then promptly consider the resignation offer and make a recommendation to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors is required to act on that recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

      Any Director who tenders his or her resignation pursuant to this Bylaw provision will not participate in the Corporate Governance Committee’s recommendation or Board’s action regarding whether to accept the resignation offer. If a nominee who was not already serving as a Director of the Company is not elected at a meeting of stockholders to elect Directors, that nominee would not become a Director and would not serve on the Board of Directors as a “holdover director.” All nominees for Class I members of the Board of Directors currently are serving on the Board.
      Each nominee elected as a Director at the Meeting will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.
      If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy “for” the election of the nominees for Class I members of the Board of Directors. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of Directors, even if the record holder does not receive voting instructions from you.
      The Company expects each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of Directors serving on the Board in accordance with the Company’s Bylaws.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006
      It is proposed that the stockholders ratify the appointment by the Audit and Finance Committee of the Board of Directors of KPMG LLP (“KPMG”), as the independent registered public accounting firm for the Company, for the year ending December 31, 2006. The reports of PricewaterhouseCoopers LLP (“PwC”), the Company’s principal accounting firm for 2004 and 2005, on the Company’s financial statements for the fiscal years ended December 31, 2004 and December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the Company’s two fiscal years ended December 31, 2004 and December 31, 2005 and the interim period from January 1, 2006 through March 31, 2006, there were no disagreements (as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in its reports on the financial statements for such periods. During the Company’s fiscal years ended December 31, 2004 and December 31, 2005 and the interim period from January 1, 2006 through March 31, 2006, there were no reportable events (as defined in Item 304 (a)(1)(v) of Regulation S-K).
      On March 31, 2006, the Audit and Finance Committee appointed KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. The Audit and Finance Committee formally engaged KPMG on April 19, 2006 after KPMG concluded its standard client evaluation procedures. Prior to the Dex Media Merger, KPMG had been engaged by Dex Media’s audit committee as Dex Media’s independent registered public accounting firm for the fiscal years ended December 31, 2004 and December 31, 2005 and the interim period from January 1, 2006 through January 31, 2006. During the two most recent fiscal years and the interim period from January 1, 2006 through April 19, 2006, neither the Company nor anyone on its behalf has consulted with KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304 (a)(1)(v) of Regulation S-K).
      The Company has provided each of PwC and KPMG with a copy of the foregoing disclosures and has given each of them the opportunity to provide a statement to be included in this Proxy Statement if either firm believes the foregoing disclosures are incorrect or incomplete. Neither PwC nor KPMG has expressed any disagreement with the foregoing disclosures.
      Dex Media historically had retained KPMG as its independent registered public accounting firm. In light of the re-composition of the Board and the Audit and Finance Committee following the Dex Media Merger, as well as the dramatic increase in the size of the Company and the percentage of the Company’s operations following the Dex Media Merger that represent the former Dex Media operations, the Audit and Finance Committee engaged in a comprehensive assessment of both PwC and KPMG following the Dex Media Merger. Following that comprehensive assessment, on March 31, 2006, the Committee appointed KPMG as the Company’s independent registered public accounting firm for 2006 and dismissed PwC as the Company’s independent registered public accounting firm. The Company expects representatives of KPMG to be present at the Meeting and available to respond to appropriate questions submitted by stockholders. Such representatives will also be afforded an opportunity at such time to make such statements as they may desire. Representatives of PwC are not expected to be present at the Meeting. See pages 20-21 for the Report of the Audit and Finance Committee on Financial Reporting for

certain information that may be relevant to the selection of the independent registered public accounting firm, including disclosure of certain non-audit services (and of related audit and non-audit fees) provided to the Company in 2004 and 2005 by PwC, its predecessor principal accounting firm for 2004 and 2005. The disclosure below under the caption “Board of Directors — Committees of the Board of Directors — Audit and Finance Committee” regarding Committee approval of audit and non-audit services and within the “Report of the Audit and Finance Committee on Financial Reporting” regarding audit and non-audit services and related fees is incorporated by reference herein.
      Ratification by the stockholders of the appointment of the Company’s independent registered public accounting firm is not required by law, any applicable stock exchange regulation or by the Company’s organizational documents, but the Audit and Finance Committee is submitting this matter to stockholders for ratification as a corporate governance practice. Ultimately, the Audit and Finance Committee retains full discretion and will make all determinations with respect to the appointment of the independent registered public accounting firm.
      With respect to Proposal 2, if a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting, the shares are considered present at the Meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes on such proposal, the shares are not considered present at the Meeting for such proposal and they are, therefore, not counted in respect of such proposal. Such broker non-votes, however, do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal by reducing the total number of shares from which the majority is calculated. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of KPMG, even if the record holder does not receive voting instructions from you.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR 2006.

BOARD OF DIRECTORS
NOMINEES
CLASS I — TERM EXPIRES AT THE 2009 ANNUAL MEETING

NANCY E. COOPER	Director since February 2003
      Ms. Cooper, 52, was appointed Senior Vice President and Chief Financial Officer of IMS Health Incorporated, a leading provider of information solutions to the pharmaceutical and healthcare industries, in December 2001. Prior to that, she served as Chief Financial Officer at Reciprocal, Inc., a leading digital distribution infrastructure enabler, from July 2000 to October 2001. From September 1998 to July 2000, Ms. Cooper was Chief Financial Officer of Pitney Bowes Credit Corporation, the financing subsidiary of the provider of integrated mail and document management systems and services. She served as a Partner at General Atlantic Partners, a private equity firm focused on software and investments, from January to August 1998.

R. GLENN HUBBARD	Director since January 2006
      Mr. Hubbard, 47, was appointed director upon completion of the Dex Media Merger. Mr. Hubbard joined Dex Media as a director in July 2004. He has been the Dean of the Graduate School of Business at Columbia University since July 2004. He has served as a Professor at Columbia University since 1988. From 2001 to 2003, Mr. Hubbard served as Chairman of the U.S. Council of Economic Advisers and as Chair of the Economic Policy Committee of the Organization for Economic Cooperation and Development. He has also served as Deputy Assistant Secretary of the U.S. Treasury Department for Tax Policy. In addition to his responsibilities at Columbia University, he is currently a research associate at the National Bureau of Economic Research and the director of the program on tax policy at the American Enterprise Institute. He is a member of the boards of directors of Automatic Data Processing, Inc., Duke Realty Corporation, KKR Financial Corporation, BlackRock Closed-End Funds and Ripplewood Holdings.

ROBERT KAMERSCHEN	Director since June 1998
      Mr. Kamerschen, 70, has been the Non-Executive Chairman of Survey Sampling Inc. since June 2005. He is also a private investor and retired Chairman and Chief Executive Officer of ADVO, Inc., a leading full-service targeted direct mail marketing services company. He had been Chairman and Chief Executive Officer of DIMAC Corporation, a direct marketing services company, from October 1999 until January 2002. In July 1999, he retired as Chairman of ADVO, Inc., a position he had held since 1989, and has served as Senior Consultant to ADVO, Inc. since July 1999. Prior to January 1999, in addition to serving as Chairman of ADVO, Inc., Mr. Kamerschen had also been Chief Executive Officer since 1988. Mr. Kamerschen currently serves on the boards of IMS Health Incorporated, MDC Partners Corporation, Radio Shack Corporation, Survey Sampling Inc. and Vertrue Incorporated.

DAVID C. SWANSON	Director since December 2001
      Mr. Swanson, 51, has been Chief Executive Officer of the Company since May 2002. He became Chairman of the Board in December 2002, but surrendered that position on January 31, 2006 in connection with the Dex Media Merger. He was first elected to the Board in December 2001. He served as President and Chief Operating Officer of the Company from December 2000 until May 2002. Prior to that, Mr. Swanson served as President of Donnelley Directory Services since March 1999. In 1998, he was named Executive Vice President of Corporate Strategy in conjunction with the Company’s spin-off (“Spin-Off”) as an independent public company from The Dun & Bradstreet Corporation (“D&B”).

DIRECTORS CONTINUING IN OFFICE
CLASS II — TERM EXPIRES AT THE 2007 ANNUAL MEETING

RUSSELL T. LEWIS	Director since January 2006
      Mr. Lewis, 58, was appointed director upon completion of the Dex Media Merger. Mr. Lewis joined Dex Media as a director in October 2004. From 1997 through 2004, Mr. Lewis served as President, Chief Executive Officer and a director of The New York Times Company, a leading media company. Previously, he served as President and General Manager of The New York Times newspaper since February 1993. Before that, he was Executive Vice President and Deputy General Manager since 1992, and Senior Vice President, Production since August 1988. Mr. Lewis served in various positions at The Times, including Senior Vice President of Circulation from November 1984 to April 1988, and Vice President of Circulation in January 1983.

ALAN F. SCHULTZ	Director since May 2005
      Mr. Schultz, 47, has been a director since May 2005. Mr. Schultz has served as Chairman, President and Chief Executive Officer of Valassis Communications, Inc., a marketing services company, since June 1998. Mr. Schultz currently serves on the board of Valassis Communications, Inc.

BARRY LAWSON WILLIAMS	Director since June 1998
      Mr. Williams, 61, has been President and founder of Williams Pacific Ventures, Inc., a venture capital and real estate investment and consulting firm since 1987. Previously, he served as Interim President and Chief Executive Officer of the American Management Association International, a leading membership-based management development organization, from November 2000 to June 2001. He was General Partner of WDG Ventures, a California-based real estate development firm, from 1987 to 2001. Mr. Williams serves on the boards of CH2M Hill Companies, Ltd., Northwestern Mutual Life Insurance Company, PG&E Corp., Simpson Manufacturing Company and SLM Corporation. In April 2001, the utility subsidiary of PG&E Corp. filed a voluntary petition for reorganization under the U.S. bankruptcy laws. In April 2004, the utility subsidiary of PG&E Corp. emerged from bankruptcy protection.

EDWINA WOODBURY	Director since November 2004
      Ms. Woodbury, 54, has served as CEO and President of The Chapel Hill Press, Inc., a local publishing company, since 1999. Previously, she held various positions at Avon Products, Inc., a cosmetics marketer, including Chief Financial and Administrative Officer. Ms. Woodbury also sits on the Board at RadioShack Corporation.
CLASS III — TERM EXPIRES AT THE 2008 ANNUAL MEETING

JAMES A. ATTWOOD, JR.	Director since January 2006
      Mr. Attwood, 48, was appointed a director upon completion of the Dex Media Merger. Mr. Attwood joined Dex Media as Co-Chairman of the Board in November 2002. He has been a managing director of Carlyle, a private investment firm, since November 2000. Prior to joining Carlyle, he served as Executive Vice President-Strategy, Development and Planning for Verizon Communications, a communications provider. Mr. Attwood is also a member of the board of directors of Hawaiian Telecom, Willcom Ltd. and Insight Communications. Mr. Attwood was designated as a director by Carlyle pursuant to the Stockholders Agreement.

GEORGE A. BURNETT	Director since January 2006
      Mr. Burnett, 50, was appointed as Chairman of the Board of Directors of R.H. Donnelley upon completion of the Dex Media Merger. He joined Dex Media as President, Chief Executive Officer and Director in November 2002 and served as President and Chief Executive Officer of Qwest Dex from February 2001 until September 2003. Mr. Burnett served as a director of the Yellow Pages Association (formerly called the Yellow Pages Integrated Media Association)from 2001 until January 2006 and served as Chairman of that organization from March 2004 until March 2005. Mr. Burnett joined Qwest as Chief Marketing Officer in August 2000. In 2000, he served as President and CEO of the Mass Market Retail Group of American Electric Power, an electric utility company. Prior to holding that position, Mr. Burnett spent six years at AT&T, a telecommunications company, as President of Local Services, General Manager of two market segments and General Manager of Card and Operator Services.

MICHAEL P. CONNORS	Director since January 2006
      Mr. Connors, 50, was appointed a director upon completion of the Dex Media Merger. Mr. Connors joined the Dex Media board as a director in May 2005. Most recently, Mr. Connors served from 2001 to 2005 as Chairman and CEO of VNU Media Measurement and Information, an information and media company, which he created in 2001 by combining VNU’s media information, Internet and entertainment businesses, including Nielsen Media Research, Nielsen Entertainment and NetRatings. In addition to heading this unit, Mr. Connors served from 2003 to 2004 as Chairman of VNU World Directories, which included VNU’s Yellow Pages and directory businesses. He presently serves on the board of Eastman Chemical Company.

ANTHONY J. DE NICOLA	Director since January 2006
      Mr. de Nicola, 41, was appointed a director upon completion of the Dex Media Merger. Mr. de Nicola joined Dex Media as Co-Chairman of the Board in November 2002. He has been a general partner of Welsh Carson, a private investment firm, since April 1994. He is also a member of the boards of directors of Centennial Communications Corp., Valor Communications Group, Inc. and ITC DeltaCom, Inc. Mr. de Nicola was designated as a director by Welsh Carson pursuant to the Stockholders Agreement.

DAVID M. VEIT	Director since February 2003
      Mr. Veit, 67, is retired Executive Director of Pearson plc, an international media and publishing company, a position he held from January 1981 to May 1998. He most recently served as Senior Advisor to Bain Capital Inc., a leading private investment firm, from May 1998 to December 2001. During that time, he served as Chief Executive Officer of two portfolio companies of Bain Capital, Bentley’s Luggage and Gifts and Jostens Learning Corporation. Prior to that, he served as President of Pearson Inc., the United States subsidiary of Pearson plc, from January 1985 to May 1998. Mr. Veit serves as an independent Governor of The American Stock Exchange. He also serves on several boards of private companies.
COMMITTEES OF THE BOARD OF DIRECTORS

Audit and Finance Committee
      The Audit and Finance Committee has overall responsibility for the integrity of the Company’s financial reporting process, including oversight of the preparation of financial statements and related financial information and the annual independent audit of such statements, as well as responsibility for the Company’s system of internal controls, internal audit process, risk assessment and management processes and compliance function. The Audit and Finance Committee, among other matters: appoints, removes, compensates (with the Company providing appropriate funding as determined by the Audit and Finance Committee) and oversees the activities of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; reviews the scope of and supervises the audit examination, including staffing, with any independent registered public accounting firm reporting directly to the Audit and Finance Committee; reviews at least annually the independence of any independent registered public accounting firm; assesses the adequacy of financial disclosures to stockholders and reviews the interim and year-end financial statements prepared by management prior to external reporting; reviews and pre-approves all audit and non-audit services provided by any independent registered public accounting firm; reviews findings and recommendations of any independent registered public accounting firm and management’s responses; reviews the internal audit function and scope and their findings and recommendations and management’s responses; reviews with management policies and procedures with respect to risk assessment and management; reviews the system of internal controls; establishes and monitors procedures for receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting control or auditing matters; in coordination with the Corporate Governance Committee, establishes and administers policies with respect to corporate responsibility and ethical business practices; oversees other compliance matters; reviews and oversees the Company’s fraud prevention policies, including the evaluation and remediation of violations reported; assesses annually the performance of the Audit and Finance Committee (including compliance with the Audit and Finance Committee Charter) and adequacy of the Audit and Finance Committee Charter and recommends changes to the Audit and Finance Committee Charter, as appropriate; prepares the Report of the Audit and Finance Committee on Financial Reporting included in this Proxy Statement on pages 20-21; regularly reports to the Board of Directors with respect to its activities and has the authority to engage and discharge independent counsel and other advisors as it deems necessary to carry out its duties and to obtain appropriate funding from the Company. In addition, the Audit and Finance Committee has responsibility for reviewing proposed and existing financing arrangements (and compliance with governing documents) and for making recommendations to the Board regarding financing requirements for the Company and sources for such financing.
      Generally, the Audit and Finance Committee approves at its scheduled February meeting each year the specific types and estimated amounts of all audit and non-audit services that are contemplated to be performed by any independent registered public accounting firm during that calendar year, before any such work commences. Due to the comprehensive assessment by the Audit and Finance Committee of PwC and KPMG noted above, in February 2006, the Audit and Finance Committee only approved services (and related fees) to be performed by PwC in the first quarter of 2006. At its April 2006 meeting, the Audit and Finance Committee approved the remaining services (and related fees) to be performed by KPMG for 2006. The Chairperson of the Audit and Finance Committee may approve other services not prohibited by applicable law or regulation and not previously approved by the Audit and Finance Committee up to $250,000 at any one time. The Chairperson may also approve services previously approved by the Audit and Finance Committee at amounts up to $250,000 higher than previously approved by the Audit and Finance Committee. In either case, the Chairperson will report its approval of such additional services and/or amounts to the Audit and Finance Committee at its next scheduled meeting or at a special meeting which may be called in the absolute discretion of the Chairperson. The Chairperson may also defer to the Audit and Finance Committee with respect to any such additional services or amounts. The Chairperson and/or the Audit and Finance Committee is authorized to approve such additional non-audit services without limit after they determine that such services will not impair the independence of the independent registered public accounting firm.
      The Board recently adopted an Amended and Restated Audit and Finance Committee charter that is available on the Company’s website at www.rhd.com and is attached to this Proxy Statement as Annex A. The Audit and Finance Committee met four times during 2005. The Audit and Finance Committee members are Mdmes. Woodbury (chairperson) and Cooper and Messrs. Hubbard and Lewis.

Compensation and Benefits Committee
      The Compensation and Benefits Committee, among other matters: reviews executive compensation practices and programs; reviews and approves compensation and related matters for senior management; administers the Company’s compensation and benefit plans for employees (including senior management) and non-management directors; annually reviews the performance of the CEO and determines and approves (together with other independent directors) the CEO’s compensation, subject to ratification by the Board of Directors; assesses annually the performance of the Compensation and Benefits Committee (including compliance with the Compensation and Benefits Committee Charter) and adequacy of the Compensation and Benefits Committee Charter and recommends changes to the Compensation and Benefits Committee Charter, as appropriate; prepares the Report of the Compensation and Benefits Committee on Executive Compensation included in this Proxy Statement beginning on page 32, regularly reports to the Board of Directors with respect to its activities and has the authority to engage and discharge independent counsel and other advisors as it deems necessary to carry out its duties and to obtain appropriate funding from the Company. The Board has recently adopted an Amended and Restated Compensation and Benefits Committee Charter that is available on the Company’s website at www.rhd.com. The Compensation and Benefits Committee met four times during 2005. The Compensation and Benefits Committee members are Messrs. Williams (chairperson), Connors, Lewis and Schultz.

Corporate Governance Committee
      The Corporate Governance Committee, among other matters: makes recommendations to the Board regarding criteria to be used to assess qualifications for Board membership and procedures for nominations, including stockholder nominations (see “— Corporate Governance Matters” beginning on page 15 for a discussion of procedures with respect to stockholder nominations); reviews qualifications of potential candidates, including incumbent directors and stockholder nominees; makes recommendations to the Board of persons to serve on the Board and the various committees of the Board and related classification, independence and expertise determinations; makes recommendations to the Board regarding corporate governance policies, guidelines and procedures, including functioning of the Board and its Committees, as well as annual evaluations; in coordination with the Audit and Finance Committee, establishes and administers policies with respect to corporate responsibility and ethical business practices; assesses annually the performance of the Corporate Governance Committee (including compliance with the Corporate Governance Committee Charter) and adequacy of the Corporate Governance Committee Charter and recommends changes to the Corporate Governance Committee Charter, as appropriate; regularly reports to the Board of Directors with respect to its activities; and has the authority to engage and discharge independent counsel and other advisors as it deems necessary to carry out its duties and to obtain appropriate funding from the Company. The Board has recently adopted an Amended and Restated Corporate Governance Committee Charter that is available on the Company’s website at www.rhd.com. The Corporate Governance Committee met twice during 2005. While the Corporate Governance Committee would normally meet at least three times per year and had scheduled a December 2005 meeting, in light of the then pending Dex Media Merger and the related re-composition of the Company’s Board and Corporate Governance Committee, the Committee determined to cancel the December 2005 meeting. The Corporate Governance Committee members are Messrs. Connors (chairperson), Hubbard, Veit and Williams.
      As a result of the comprehensive review of all of the Company’s governance policies and practices, the Corporate Governance Committee recommended to the Board and the Board adopted certain revisions to the Company’s Corporate Governance Guidelines. The revised Corporate Governance Guidelines are available on the Company’s website at www.rhd.com. In addition, the Corporate Governance Committee also recommended and the Board adopted certain revisions to each of the three Committee Charters (with appropriate ratification by the other Committees, as warranted), as well as to the Company’s Policy on Business Conduct. The revised Committee Charters and the revised Policy on Business Conduct are available on the Company’s website at www.rhd.com. See “— Corporate Governance Matters” below.

ATTENDANCE AT BOARD MEETINGS
      Ten meetings of the Board of Directors were held during 2005. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and of the Committees of the Board on which he or she served during the period for which he or she was a director.
INDEPENDENCE AND FINANCIAL EXPERTISE DETERMINATIONS
      The Board of Directors has unanimously determined that Messrs. Connors, Hubbard, Kamerschen, Lewis, Schultz, Veit and Williams and Mdmes. Cooper and Woodbury neither are affiliated persons of the Company nor do they have any material relationship with the Company, and therefore qualify as independent directors within the meaning of all applicable laws and regulations, including the independence standards of the New York Stock Exchange attached hereto as Annex B, which the Board has adopted as categorical standards to assist it in making determinations of independence. As a result, a majority of independent directors constitute the Company’s Board of Directors. In addition, all members of all Committees qualify as independent within the meaning of all applicable laws and regulations, including the independence standards of the New York Stock Exchange.
      In making these independence determinations, the Board considered all of the automatic bars to independence specified in the respective independence standards of the Securities and Exchange Commission and the New York Stock Exchange and definitively determined that none of those conditions existed. In addition, the Board considered whether any material relationship beyond the automatic bars existed between the Company and/or its management and/or any of their respective affiliates or family members, on the one hand, and each director or any family member of such director or any entity with which such director or family member of such director was employed or otherwise affiliated, on the other hand. For those directors for whom the Board determined there was a relationship, the Board then considered whether or not the relationship was material or did in fact, or could reasonably be expected to, compromise such director’s independence from management. The Board definitively determined for those directors identified as independent above that either no such relationship existed at all or that any relationship that existed was not material and/or did not so compromise such director’s independence from management. See “Director and Executive Compensation — Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related Party Transactions” for a description of certain relationships or other matters the Board considered in making these independence determinations.
      The Board of Directors has also unanimously determined that Mr. Hubbard and Mdmes. Cooper and Woodbury, all present members of the Audit and Finance Committee, qualify as “audit committee financial experts” and possess “accounting or related financial management expertise” within the meaning of all applicable laws and regulations. For a description of Mr. Hubbard’s and Mdmes. Cooper’s and Woodbury’s experience, see “Board of Directors — Nominees” and “— Directors Continuing in Office” beginning on page 10. In addition, the Board has unanimously determined that all members of the Audit and Finance Committee are financially literate and, as stated above, independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934. No member of the Audit and Finance Committee presently serves on three or more other public company audit committees.
CORPORATE GOVERNANCE MATTERS
      Majority Voting Policy. In April 2006, the Company’s Board of Directors approved an amendment to the Company’s Bylaws to require Directors to be elected by a majority of the votes cast with respect to that Director in uncontested elections (the number of shares voted “for” a Director must exceed the number of votes cast “against” that Director). Only votes “for” or “against” are counted in determining whether a majority has been cast in favor of a Director. Shares not present at the meeting and shares voting “abstain” are not counted for purposes of the election of Directors. If a nominee who is serving as a Director is not elected in an uncontested election, under Delaware law that Director would continue to serve on the Board of Directors as a “holdover director.” Under the Company’s Bylaws, however, any nominee serving as a Director who fails to be elected must offer to tender his or her resignation to the Board of Directors.
      The Company’s Corporate Governance Committee is required to make recommendations to the Board of Directors with respect to any such resignation. The Board of Directors is required to take action with respect to this recommendation and to disclose its decision and the rationale behind it. Details of the procedures are set out under “Proposal 1: Election of Directors” beginning on page 6.
      Stockholder Nomination Procedures. Stockholders’ recommendations for nominees to the Board of Directors will be considered by the Corporate Governance Committee provided such nominations are made in accordance with (i) the Company’s Bylaws and (ii) the following procedural requirements: To be effective and thereby considered by the Corporate Governance Committee, any stockholder recommendation must, at a minimum, (A) be made in writing, addressed to the Corporate Secretary and delivered in accordance with the delivery and time frame requirements reflected in the Company’s Bylaws (see “Other Information — How to Nominate Members of the Board of Directors” on page 43), and (B) set forth (1) the full legal name, address and telephone number of the recommending stockholder and whether that person is acting on behalf of or in concert with any other beneficial owners, and if so, the same information with respect to them, (2) the number of shares held by any such person as of a recent date and how long such shares have been held, or if such shares are held in street name, reasonable evidence satisfactory to the Corporate Governance Committee of each such person’s ownership of shares as of a recent date, (3) the full legal name, address and telephone number of the proposed nominee for director, (4) a reasonably detailed description of the proposed nominee’s background, experience and qualifications, financial literacy and expertise, with particular reference to the eligibility criteria utilized by the Corporate Governance Committee as set forth above, as well as any other information required to be disclosed in the solicitation for proxies for election of directors pursuant to the rules of the Securities and Exchange Commission, (5) disclosure of any direct or indirect relationship (or arrangements or understandings) between the recommending stockholder and the proposed nominee (or any of their respective affiliates), (6) disclosure of any direct or indirect relationship between the proposed nominee and the Company, any employee or other director of the Company, any beneficial owner of more than 5% of the Company’s common stock, or any of their respective affiliates, (7) disclosure of any direct or indirect interest that the recommending stockholder or proposed nominee may have with respect to any pending or potential proposal or other matter to be considered at this Meeting or any subsequent annual meeting of stockholders of the Company, and (8) a written, signed, and notarized acknowledgment from the proposed nominee consenting to such recommendation by the recommending stockholder, confirming that he or she will serve as a director if so elected and consenting to the Company’s undertaking of an investigation into their background, experience and qualifications, any direct or indirect relationship with the recommending stockholder, the Company or its management or 5% stockholders, or interests in proposals or matters, and any other matter reasonably deemed relevant by the Corporate Governance Committee to their consideration of such person as a potential candidate.
      There have been no material changes to the procedures relating to stockholder nominations during 2005 or through the date of this Proxy Statement in 2006. There were no changes made to the Bylaws during 2005 or through the date of this Proxy Statement in 2006 that impact stockholder nominations. The Corporate Governance Committee believes that these formalized procedural requirements are intended solely to ensure that it has sufficient basis on which to assess potential candidates and are not intended to discourage or interfere with appropriate stockholder nominations. The Corporate Governance Committee does not believe that any such requirements subject any stockholder or stockholder nominee to any unreasonable burden. The Corporate Governance Committee and the Board reserve the right to change the above procedural requirements from time to time and/or waive some or all of the foregoing requirements with respect to certain nominees, but any such waiver shall not preclude the Corporate Governance Committee from insisting upon compliance with any and all of the above requirements by any other recommending stockholder or proposed nominees.
      The nominees listed in this Proxy Statement are present directors standing for re-election. As of the date of this Proxy Statement, the Company had not received any nominations from stockholders or other parties with respect to election of directors at this Meeting.

      The Company’s Corporate Governance Guidelines, available on the Company’s website at www.rhd.com, set forth the criteria that the Corporate Governance Committee will utilize to assess Board candidates, including incumbent directors and stockholder nominees. There are no specific minimum qualifications or standards under the Corporate Governance Guidelines, rather the Corporate Governance Committee will review and assess the totality of the circumstances with respect to any and all candidates. These criteria include, without limitation, the candidate’s judgment, skill, diversity, character, integrity, collegiality, willingness to act upon and be accountable for majority Board decisions, experience (particularly with businesses and other organizations of comparable size and within similar or related industries) and how that experience interplays with that of the other Board members, independence from management, and the ability of the candidate to attend Board and Committee meetings regularly and to devote an appropriate amount of time and effort in preparation for those meetings. Ultimately, the Corporate Governance Committee will nominate those individuals who the Corporate Governance Committee believes will, in conjunction with other members of the Board, best collectively serve the best long-term interests of our stockholders and other stakeholders. In assessing stockholder nominees, the Corporate Governance Committee will consider the same criteria utilized for other candidates, but will also consider whether the candidate can serve the best interests of all stockholders of the Company and not be beholden to the sponsoring person or group.
      Third party consultants may be retained from time to time to identify potential candidates, but any such retention will be made directly by the Corporate Governance Committee. If retained, third party consultants would be used primarily to identify potential candidates, conduct customary background and reference checks and recommend potential candidates to the Corporate Governance Committee in accordance with criteria furnished by the Corporate Governance Committee. On occasion, at the request of the Chairperson of the Corporate Governance Committee, third party consultants may also conduct preliminary screening and interviews to assess candidate suitability in accordance with criteria furnished by the Corporate Governance Committee.
      Lead Director. During 2004, in response to general recommendations of a Blue Ribbon Commission convened by the National Association of Corporate Directors, the Board appointed Mr. Kamerschen as Presiding Director of the Board. Mr. Kamerschen was appointed as Lead Director by the Board in connection with the Dex Media Merger. As described in our Corporate Governance Guidelines, which are available on the Company’s website at www.rhd.com, the Lead Director serves as the liaison between the independent members of the Board and the Chief Executive Officer and other members of management with respect to sensitive Board matters, as well as a principal point of contact for stockholders and other constituents to interact with the independent members of the Board. The Lead Director’s duties include, without limitation, chairing executive sessions of independent directors, coordinating with the Chairman and the CEO with respect to all Board matters, and participation with the relevant Committee Chairs in Board recruitment and the annual CEO and Board evaluation processes.
      Executive Sessions and Cross Attendance at Committee Meetings. As reflected in each Committee Charter available on the Company’s website at www.rhd.com, each Committee regularly meets in executive session with no management representatives present. In addition, under the Company’s Corporate Governance Guidelines available on the Company’s website at www.rhd.com, the Board of Directors meets in executive session with no management representatives present, on a regular basis, no less than three times per year, including at least a portion of one meeting where only independent directors will participate. These pre-scheduled Board executive sessions are held prior to specified scheduled Board meetings, and brief executive sessions also generally precede or follow all other Board meetings. At Committee executive sessions, the chairperson, who is in all cases independent of management, presides and keeps the minutes. At Board executive sessions, the Lead Director, presides and keeps the minutes. The Lead Director is responsible for setting an agenda for the executive session, working with management to circulate any necessary preparatory materials, leading the executive session and keeping minutes of the executive session. The Lead Director is also responsible to work with the Chairman and management to develop the agenda for the regularly scheduled Board meetings.

      The Board requires all Committee chairpersons to attend all other Committee meetings, however they do not participate as members, although they are paid for their attendance at such other meetings. As reflected in our Corporate Governance Guidelines, while the Board does not presently require its members to attend annual meetings of stockholders, it does encourage its members to do so and will endeavor to have the Lead Director or a Committee chairperson in attendance at any stockholder meeting, when possible. However, the Board is sensitive to stockholder access concerns and will periodically monitor and reassess this policy to ensure it remains open and available for stockholder communications. In 2005, because the Board scheduled its normal Board meeting around the Annual Meeting, all of the directors attended the Meeting.
      Code of Ethics. In 2003, the Board approved an enhanced code of ethics applicable to the Board, senior management including financial officers, and all other employees. In connection with the Corporate Governance Committee’s comprehensive review of all of the Company’s governance policies and practices, the Corporate Governance Committee recommended and the Board adopted certain revisions to this Policy on Business Conduct. The Policy on Business Conduct is available on the Company’s website at www.rhd.com and will be provided upon request at no charge. Any waiver of any provision of that Policy made with respect to any director or executive officer of the Company will be promptly posted on our web site at the same link as the Policy itself and will be disclosed in the next periodic report required to be filed with the Securities and Exchange Commission.
      In addition, the Company will provide a copy of its Corporate Governance Guidelines and any Committee Charter referenced herein upon request at no charge. Any such request should be mailed to the Company’s principal executive offices, 1001 Winstead Drive, Cary, North Carolina 27513, Attention: Investor Relations. Requests from beneficial stockholders must set forth a good faith representation as to such ownership on that date.
      Communications with Interested Parties. Our Board welcomes communications from stockholders and other interested parties. Interested parties may contact the Board by writing to George A. Burnett, Chairman, c/o R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, NC 27513. Interested parties may contact the independent members of our Board with any governance questions or other concerns, as follows: Robert Kamerschen, Lead Director, c/o R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, North Carolina 27513. In addition, any questions or concerns regarding financial reporting, internal controls, accounting or other financial matters may be forwarded to Ms. Edwina Woodbury, Chairperson of the Audit and Finance Committee, c/o R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, North Carolina 27513. Your inquiries will not be read by the Company and will be forwarded directly to the addressee. Persons wishing to submit anonymous, confidential inquiries or comments regarding the Company may do so through ethicspoint.com, our web-based reporting system, by simply following the instructions on that site. These procedures for communications between independent members of our Board and interested parties were approved by the independent and non-management members of our Board.
      Review of Governance Matters. In light of the re-composition of the Board and the Corporate Governance Committee following the Dex Media Merger, at its April 2006 meeting, the Corporate Governance Committee conducted a comprehensive review of all of the Company’s corporate governance policies and practices, including the TIDE review. See “Board of Directors — Independent Evaluation of Rights Plan” on page 19 for more information.
      As a result of the comprehensive review of all of the Company’s governance policies and practices, the Corporate Governance Committee recommended to the Board and the Board adopted certain revisions to the Company’s Corporate Governance Guidelines. The revised Corporate Governance Guidelines are available on the Company’s website at www.rhd.com. In addition, the Corporate Governance Committee also recommended and the Board adopted certain revisions to each of the three Committee Charters (with appropriate ratification by the other two Committees, as warranted), as well as to the Company’s Policy on Business Conduct. The revised Committee Charters and the revised Policy on Business Conduct are available on the Company’s website at www.rhd.com.

INDEPENDENT DIRECTOR EVALUATION OF RIGHTS PLAN
      In February 2003, the Board instituted a triennial independent director evaluation (“TIDE”) policy that called for the Corporate Governance Committee, which is comprised entirely of independent directors, to conduct a periodic review of the Company’s rights plan and make a recommendation to the Board as to whether, in the best interests of stockholders and the Company, it should be maintained, amended or terminated. The Corporate Governance Committee completed its 2006 TIDE review on April 6, 2006 and recommended to the Board the termination of the rights plan. The Board considered and accepted the Corporate Governance Committee’s recommendation on April 21, 2006.
      In evaluating the rights plan, the Corporate Governance Committee considered a wide variety of factors bearing on the Company and its stockholders, including among other factors, the Company’s current stockholder base, stockholder views about rights plans, the Company’s stockholders’ support of proposals seeking to redeem the rights issued pursuant to the rights plan or to submit the rights plan to a stockholder vote, and the Company’s other available protections against abusive takeover practices. The Board has reserved the right in its sole discretion to take any actions in the future that it determines in the exercise of its fiduciary duties to be necessary or advisable, which could include the adoption of a new stockholder rights plan. The Board has adopted a policy to put any new stockholder rights plan to a stockholder ratification vote within twelve months of the Board’s adoption of such stockholder rights plan. If the stockholder rights plan is not approved by a majority of the votes cast on the issue, the plan will immediately terminate. The Board reserves the right in its sole discretion to amend this policy from time to time, or rescind it entirely.

REPORT OF THE AUDIT AND FINANCE COMMITTEE
ON FINANCIAL REPORTING
      The Audit and Finance Committee of the Board of Directors (the “Committee”) is comprised entirely of independent directors, within the meaning of, and in accordance with, all applicable laws and regulations, including the independence standards of the New York Stock Exchange. The Committee operates pursuant to a written charter and under delegated authority from the Board of Directors.
      Management is responsible for the Company’s financial reporting process, financial statements (including notes thereto) and internal controls and procedures. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States), and issuing a written report thereon to the Board and the Company’s stockholders. The Committee is responsible for monitoring and overseeing this entire process, including sole authority to appoint, remove and compensate the independent registered public accounting firm. See “Committees of the Board of Directors — Audit and Finance Committee” for further information regarding the Committee’s duties.
      Dex Media historically had retained KPMG as its independent registered public accounting firm. In light of the re-composition of the Board and the Audit and Finance Committee following the Dex Media Merger, as well as the dramatic increase in the size of the Company and the percentage of the Company’s operations following the Dex Media Merger that represent the former Dex Media operations, the Audit and Finance Committee engaged in a comprehensive assessment of both PwC and KPMG following the Dex Media Merger. Following that comprehensive assessment, on April 19, 2006 the Committee engaged KPMG as the Company’s independent registered public accounting firm for 2006.
      In this context, in prior years the Committee regularly met and held discussions with management and PwC regarding the financial reporting process, the audited and unaudited consolidated financial statements and the internal controls and procedures. Specifically with respect to the Company’s financial statements for the year ended December 31, 2005, the Committee discussed with PwC (i) the overall scope of its audit, (ii) the results of its examination, (iii) its observations of internal controls arising from its audit of the financial statements, (iv) the overall quality of the financial reporting process and the financial statement disclosures and (v) the matters required to be discussed by PwC under (a) Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented, and (b) Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented including, the written disclosures and the letter regarding independence delivered by PwC to the Committee thereunder. The Committee will engage in the same activities with KPMG with respect to future periods.
      Management has represented to the Committee that the Company’s audited consolidated financial statements for the year ended December 31, 2005 were prepared in accordance with generally accepted accounting principles. Accordingly, based upon the Committee’s review of the financial statements and its discussions referred to above, the Committee has recommended to the Board of Directors (and the Board has accepted such recommendation) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.
      Fees: Aggregate fees for professional services rendered to the Company by PwC for the years ended December 31, 2005 and 2004, were as follows:

	2005	2004

Audit Fees	$1,680,793	$1,484,711
Audit-Related Fees	$1,137,119	2,182,405
Tax Fees	$216,531	571,152
All Other Fees	$3,113	2,898

Total	$3,037,556	$4,241,166

      In accordance with rules under Item 9(e) of Schedule 14A and Item 14 of Form 10-K, the Company has included in the above table comparative amounts of fees billed with respect to 2005 and 2004 on an accrual basis.
      The Audit fees for the years ended December 31, 2005 and 2004 were for professional services rendered by PwC for the audits of the consolidated financial statements of the Company, including the audit of management’s report on internal control over financial reporting as well as the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, and review of documents filed with the SEC.
      The Audit-Related fees for the years ended December 31, 2005 and 2004 were for assurance and related services including the audit of the Company’s employee benefit plans ($158,265 in 2005 and $82,000 in 2004), financial accounting and reporting consultations, acquisition due diligence and related assurance services in connection with acquisitions ($684,471 in 2005 and $968,352 in 2004), audits of subsidiary financial statements required by Rule 3-16 of Regulation S-X ($122,653 in 2005 and $250,000 in 2004), various other financial accounting, reporting and assurance services ($171,730 in 2005 and $568,850 in 2004), and advisory services related to internal controls and compliance with Section 404 of the Sarbanes-Oxley Act ($0 in 2005 and $313,203 in 2004). In addition, during 2004, the Company also retained Ernst & Young LLP to provide audit-related services with respect to the financial statements of the acquired entities for the three years ending December 31, 2003 and the eight months ended August 31, 2004 in connection with the acquisition from AT&T, Inc. (formerly SBC Communications) of its publishing business in Illinois and Northwest Indiana (the “DonTech Acquisition”). The Company incurred total fees of $763,578 in connection with Ernst & Young’s services for 2004. The Company has retained KPMG to provide services with respect to the financial statements of the acquired entities in connection with the Dex Media Merger, but none of those fees were paid or accrued in 2005 since the Dex Media Merger was consummated in 2006.
      Tax fees for the years ended December 31, 2005 and 2004 were for services rendered in connection with tax compliance ($106,147 in 2005 and $30,125 in 2004), general tax planning ($13,594 in 2005 and $112,273 in 2004), tax advice related to acquisitions ($96,790 in 2005 and $358,848 in 2004) and assistance with various state and local tax audits ($0 in 2005 and $69,906 in 2004).
      All Other fees were immaterial in 2005 and 2004.
      The following table presents fees for professional services rendered by KPMG for the audit of Dex Media’s annual financial statements for the years ended December 31, 2005 and 2004 and fees billed for other services rendered by KPMG during those periods.

	2005	2004

Audit fees(1)	$1,996,860	$1,997,700
Audit-related fees(2)	202,500	—
Tax fees(3)	27,525	86,158
All other fees	—	—

Total fees	$2,226,885	$2,083,858

(1)	Audit fees consisted principally of fees for the audit of financial statements and review of the financial statements included in Quarterly Reports on Form 10-Q, comfort letters, consents and assistance with and review of Dex Media’s registration statements filed with the SEC.

(2)	Audit-related fees consisted of financial due diligence performed prior to entering into the Dex Media Merger.

(3)	Tax fees consisted principally of fees for tax consultation and tax compliance activities.

Audit and Finance Committee
          Edwina Woodbury, Chairperson
          Nancy E. Cooper
          R. Glenn Hubbard
          Russell T. Lewis

DIRECTOR AND EXECUTIVE COMPENSATION
Directors’ Compensation
      In 2005, we paid each director who was not an employee of R.H. Donnelley an annual cash retainer fee of $24,000, except committee chairpersons who received a $29,000 annual retainer fee. In addition, each non-employee director received $1,000 for attendance at each Board meeting ($500 for shorter telephonic meetings), $1,200 for attendance at each meeting of any committee on which the director served, and committee chairpersons received an additional meeting fee of $1,000 for each meeting they attended. The Board requires all committee chairpersons to attend all other committee meetings; although they are not members of such other committees and do not participate as members, they were paid $1,200 for their attendance at such other meetings. All Board members are welcome to attend any meetings of any committee on which they do not serve (although management and other non-independent members may be excused by the committee chairperson as appropriate), but do not receive any compensation for doing so. The Lead Director received an additional annual fee of $30,000 for service in this capacity. In addition to their cash compensation, each non-employee director annually received 1,500 deferred shares of the Company’s common stock and an option to purchase 1,500 deferred shares of the Company’s common stock. All such deferred share and option grants vest in three equal installments as of the close of business on the day immediately preceding the date of the three annual meetings of stockholders immediately following the date of grant, subject to accelerated vesting in the event of death, disability or retirement at or after age 65 or a change in control of the Company. Directors may elect to defer their cash retainer fees into a deferred cash account, which may be deemed invested in various investment alternatives, a deferred share account or options to purchase additional shares of the Company’s common stock. All non-cash awards to non-employee directors are made under the Company’s 2005 Stock Award and Incentive Plan (the “2005 Plan”). Each non-employee director is required to own at least 5,000 shares of Company stock within three years of becoming a director.
      The Company periodically reviews the level and balance of its non-employee director compensation. An independent executive and board compensation consultant assisted the Compensation and Benefits Committee with such a review in 2004 and again in 2005 to provide current market information on board compensation practices. The 2005 assessment compared the Company’s non-employee Director compensation levels and practices to its new post-Merger peer group disclosed below under “— Performance Measurement Comparison.” As a result of this assessment, the consultant made certain recommendations to the Compensation and Benefits Committee and the Compensation and Benefits Committee made certain recommendations to the Board. Based on these recommendations, the Board has determined that beginning in 2006, we will pay each non-employee director an annual cash retainer of $40,000, an additional $8,000 to the chairpersons of the Compensation and Benefits and Corporate Governance Committees, and an additional $12,000 to the chairperson of the Audit and Finance Committee. In addition, each non-employee director will receive $1,200 for each Board meeting ($500 for shorter telephonic meetings) he or she attends, $1,200 for each committee meeting that he or she attends and $1,000 per committee meeting for which he or she serves as chairperson. Committee chairpersons will be paid $800 for attendance at meetings of committees they do not chair but are required to attend. The Lead Director will receive an additional $36,000 annual retainer for his or her service in this capacity. All non-cash director compensation and stock ownership guidelines will remain unchanged in 2006.
      The Dex Media Merger constituted a “Change in Control” under the 2005 Plan and certain of the Company’s other benefit plans, including predecessor stock award plans under which stock awards remained outstanding. Each of the Company’s directors that were members of the Board prior to the Dex Media Merger and continued as directors agreed to waive any and all acceleration and/or enhancement that would have otherwise accrued to them as a result of the Dex Media Merger.
      Messrs. Swanson and Burnett were appointed members (with Mr. Burnett as Chairman) of the Board effective with the close of the Dex Media Merger. Because each of them is also an executive officer of the Company, they do not receive separate compensation for their service as a director. See “— Employment

Agreements” below for a summary of the terms of their respective employment agreements with the Company.
Executive Compensation
      The following tables provide information regarding the compensation of the Chief Executive Officer and the next four most highly compensated executive officers (collectively, the “Named Executive Officers”), with respect to each of the last three years. Compensation payable but deferred at the election of the executive officer is shown in the Table without regard to such deferral:
Summary Compensation Table

		Annual Compensation				Long-Term Compensation

						Awards		Payouts

					Other		Securities
					Annual	Restricted	Underlying	Long-	All Other
					Compen-	Stock	Options/	Term Incentive	Compen-
Name and Principal Position	Year	Salary	Bonus(1)		sation($)(2)	Awards(1)	SARs(#)(3)	Payouts($)(4)	sation($)(5)

David Swanson	2005	$660,000	$1,121,274		$202,825	$480,546	300,000	$216,720	$67,801
Chief Executive Officer	2004	$600,000	$631,050		$133,693	$270,450	430,262	$221,051	$31,210
	2003	$528,125	$1,569,813		$174,916	$672,777	0	$471,159	$17,381
Peter McDonald	2005	$450,000	$546,075		$12,591	$273,038	150,000	$0	$0
President and Chief	2004	$396,942	$278,360		$102,967	$83,508	204,350	$0	$0
Operating Officer	2003	$375,000	$672,075		$11,375	$201,623	0	$0	$0
Steven Blondy	2005	$360,000	$436,860		$15,107	$174,744	150,000	$85,031	$31,234
Executive Vice President	2004	$321,750	$244,156		$99,931	$73,247	128,800	$86,730	$13,281
and Chief Financial Officer	2003	$309,000	$666,370		$90,779	$199,911	0	$62,212	$0
George Bednarz	2005	$241,000	$265,392		$8,533	$88,464	50,000	$64,133	$21,802
Senior Vice President Corp	2004	$233,750	$190,244		$7,500	$63,415	73,612	$65,415	$18,146
Planning/ Admin &	2003	$230,000	$258,289	(6)	$16,303	$77,763	0	$172,665	$12,498
Communications
Robert Bush	2005	$259,000	$282,867		$8,533	$94,289	50,000	$56,987	$15,342
Senior Vice President,	2004	$222,750	$152,128		$88,042	$50,709	45,096	$58,188	$10,525
General Counsel and
Corporate Secretary	2003	$208,500	$248,638		$13,553	$82,879	0	$41,738	$6,807

(1)	The 2005 bonus awards were paid under the 2005 Plan in March 2006 based on 2005 performance. The Compensation and Benefits Committee determined bonus awards based on the Company’s level of achievement with respect to pre-set goals for publication sales, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share and free cash flow per share established by the Compensation and Benefits Committee for the annual performance period. A portion of the annual incentive for each Named Executive Officer is paid in deferred shares. See “— Employment Agreements” below for identification of the respective percentage of the annual incentive payable in the form of deferred shares for each of the Named Executive Officers for 2005 and effective upon closing of the Dex Media Merger. The number of deferred shares issued was based upon the average of the high and low sales price of the Company’s common stock during the ten trading days following approval of the annual incentive payments by the Compensation and Benefits Committee. The dollar value of the portion of the annual incentive paid in deferred shares is reflected in the column entitled “Restricted Stock Awards.” Under the terms of the deferred shares, stock certificates evidencing the shares will be issued in two equal installments as of the first two anniversaries of the date of issuance of the deferred shares. The cash portion of the annual incentive paid is reflected in the column entitled “Bonus.” The total amount of deferred stock held by each of the Named Executive Officers, and the value of such holding as of December 31, 2005 is shown below. The deferred stock reflects the deferred stock portion of the 2004 and 2005 annual incentive awards under the 2005 Plan, as well as the remaining deferred stock to be delivered under the 2001 PERS (as defined in footnote 4 below) that was so delivered in March 2006. See footnote 4 below.

Total Number of Deferred Shares Outstanding

Name	Shares	Value as of 12/31/05

David Swanson	15,836	$970,509
Peter McDonald	3,705	$227,061
Steven Blondy	4,933	$302,319
George Bednarz	3,008	$184,345
Robert Bush	2,741	$167,982

(2)	Amounts shown represent reimbursement for taxes paid by the Named Executive Officers with respect to Company-directed travel and the value of certain other perquisites and personal benefits including imputed income for use of the corporate aircraft, financial and tax planning and assistance, family member travel, club memberships and relocation assistance with respect to the relocation of the Company’s executive offices to North Carolina. Certain 2003 amounts have been reclassified from the “All Other Compensation” column to be consistent with the 2004 and 2005 presentation. “Other Annual Compensation” consists of the following:

		Personal			Use of		Executive
		Financial	Taxable	Relocation	Company	Club	Health
Name	Year	Planning	Relocation	Tax Offset	Aircraft	Membership	and Other	Total

David Swanson	2005	$12,871	$82,118	$89,108	$10,030	$6,700	$1,998	$202,825
	2004	$11,375	$25,942	$70,022	$19,948	$3,225	$3,183	$133,693
	2003	$11,375	$42,204	$53,389	$0	$46,375	$21,573	$174,916
Peter McDonald	2005	$11,902	$0	$0	$689	$0	$0	$12,591
	2004	$11,375	$41,256	$50,336	$0	$0	$0	$102,967
	2003	$11,375	$0	$0	$0	$0	$0	$11,375
Steven Blondy	2005	$12,871	$0	$0	$361	$375	$1,500	$15,107
	2004	$11,375	$18,343	$67,573	$0	$0	$2,640	$99,931
	2003	$17,075	$30,749	$40,488	$0	$0	$2,467	$90,779
George Bednarz	2005	$8,533	$0	$0	$0	$0	$0	$8,533
	2004	$7,500	$0	$0	$0	$0	$0	$7,500
	2003	$7,500	$0	$0	$0	$0	$8,803	$16,303
Robert Bush	2005	$8,533	$0	$0	$0	$0	$0	$8,533
	2004	$6,875	$35,472	$43,180	$0	$0	$2,515	$88,042
	2003	$7,500	$2,119	$2,739	$0	$0	$1,195	$13,553

(3)	SARs granted in 2005 and 2004 were forfeitable in the event the Dex Media Merger and the DonTech Acquisition, respectively, were not consummated. In connection with and contingent upon the Dex Media Merger, the Board approved a waiver of all performance conditions associated with the July 2004 SARs awards and a substitution of an equal one-third annual installments vesting schedule for such awards.

(4)	Amounts shown represent the dollar value of the performance shares (“PERS”) earned under the Company’s former Performance Unit Plan. Upon completion of the respective performance periods (January 1, 1999 to December 31, 2001 (“1999 PERS”) and January 1, 2001 to December 31, 2003 (“2001 PERS”), a dollar amount was determined for each recipient based on the Company’s actual financial performance against economic profit and earnings per share goals. The dollar amount was then converted into a number of performance shares by dividing the dollar amount of the award by the Company’s stock price (calculated as the average of the high and low prices of the Company’s common stock on the 10 trading days subsequent to delivery of the Company’s respective audited financial statements to the Compensation and Benefits Committee). Dollar amounts for 2003 reflect the final one-third installment of the 1999 PERS grant and the first one-third installment of the 2001 PERS grant, each of which was paid in March 2004 in shares. Dollar amounts for 2004 reflect the second one-third installment of the 2001 PERS grant, which was paid in shares in March 2005. Dollar amounts for 2005 reflect the final one-third installment of the 2001 PERS grant, which was paid in shares in March 2006. No other payments for PERS grants or otherwise are due under the former Performance Unit Plan.

(5)	Amounts shown represent aggregate annual Company contributions for the account of each Named Executive Officer under the Company’s Profit Participation Plan (the “PPP”) and the Profit Participation Benefit Equalization Plan (the “PPBEP”). The PPP is a tax-qualified defined contribution plan and the PPBEP is a non-qualified plan that provides benefits to participants in the PPP equal to the amount of Company’s contributions that would have been made to the participant’s PPP account but for certain limitations on qualified plans under Federal tax laws. Certain 2003 amounts have been reclassified to the “Other Annual Compensation” column to be consistent with the 2004 and 2005 presentation.

(6)	Mr. Bednarz’s bonus in 2003 includes a special award of $25,000 in recognition of his role in conjunction with the systems integration effort in connection with the Company’s acquisition of Sprint Publishing and Advertising (“SPA Acquisition”).
Stock Option/ SAR Grants in Last Year
      The following table provides information on grants of Stock Appreciation Right (“SAR”) awards under the 2005 Plan to the Named Executive Officers for the year ended December 31, 2005.

		Number of	% of Total
		Securities	Options/SARs
		Underlying	Granted to	Exercise or		Grant Date
		Options/SARs	Employees in	Base Price	Expiration	Present
Name		Granted (#)(1)	2005	($/Share)	Date	Value(2)

David Swanson	SARs	300,000	17.11%	$65.00	10/3/2012	$4,284,000
Peter McDonald	SARs	150,000	8.55%	$65.00	10/3/2012	$2,142,000
Steven Blondy	SARs	150,000	8.55%	$65.00	10/3/2012	$2,142,000
George Bednarz	SARs	50,000	2.85%	$65.00	10/3/2012	$714,000
Robert Bush	SARs	50,000	2.85%	$65.00	10/3/2012	$714,000

(1)	The SARs were granted on October 3, 2005 in connection with the Dex Media Merger, at $65 per share, $3 per share above the market price of the Company’s common stock on that date ($62.02). The SARs were forfeitable in the event the Dex Media Merger was not consummated, and the consummation of the Dex Media Merger was conditioned on, among other things, regulatory approvals and the approval of the transaction by the stockholders of the Company and the stockholders of Dex Media. Each SAR vests in three equal installments on each of the first three anniversaries of the date of grant, subject to accelerated vesting in the event of death, disability or retirement or a change in control. In the event of death, disability or retirement, the SARs may be exercised until the earlier to occur of one year after the date of such termination or the established expiration date of the SAR. The SAR grant does not provide for accelerated vesting upon completion of the Dex Media Merger, and was conditioned upon each grantee agreeing to modify existing equity awards so that their vesting would not accelerate upon completion of that Merger. Settlement of the SARs will be in the form of shares of R.H. Donnelley common stock. The SAR grant was a special grant made in recognition of the officers’ successful efforts in connection with the Dex Media Merger and were equivalent in value to approximately two to three (depending on the position) times the normal annual equity grant for each named executive officer. Accordingly, the officers will not be eligible for a regular annual equity grant during 2006. The closing stock price of the Company’s common stock on April 13, 2006 (the last trading day prior to the Record Date) was $55.63.

(2)	The hypothetical grant date present value is calculated under the modified Black-Scholes option pricing methodology, which is a mathematical formula used to value options and SARs not traded on stock exchanges. This formula considers a number of factors in hypothesizing an option’s or SAR’s present value. The Company made the following assumptions with respect to the range of factors used to value the equity grants: the stock’s expected volatility rate of 19.12%, risk free rate of return of 4.19%, dividend yield of 0% and projected time of exercise of 5 years. The assumed value of each SAR was $14.28 based on the Black Scholes valuation methodology.

Aggregated Option/ SAR Exercises in Last Year and FY End Option/ SAR Values
      The following table provides information concerning the number and value of (i) option exercises during 2005 and (ii) unexercised stock options and SARs held at December 31, 2005 by the Named Executive Officers.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options/SARs at Year End		In-the-Money Options/
	Shares		(#)		SARs at Year End ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David Swanson	40,000	$1,737,733	590,261	824,315	$21,021,410	$12,549,472
Peter McDonald	0	$0	217,366	397,484	$7,427,832	$5,940,483
Steven Blondy	40,000	$1,505,098	150,016	323,784	$4,967,911	$4,320,024
George Bednarz	26,042	$1,369,489	146,925	139,146	$5,712,940	$2,138,155
Robert Bush	0	$0	77,862	134,096	$2,663,308	$2,006,634

(1)	The values shown equal the difference between the exercise price of the unexercised in-the-money options and the closing market price of the Company’s common stock on December 31, 2005 ($61.62). Options are “in-the-money” if the fair market value of the Company’s common stock covered by such option exceeds the exercise price of the option. The closing stock price of the Company’s common stock on April 13, 2006 (the last trading day prior to the Record Date) was $55.63.
Long-Term Incentive Plan Awards in Last Year
      The Company made no long-term incentive awards (other than the SARs disclosed above) under the 2005 Plan to the Named Executive Officers during the year ended December 31, 2005. Payouts under prior long-term incentive awards are shown in the Summary Compensation Table.
Retirement Benefits
      The Retirement Account is a qualified defined benefit plan covering substantially all employees with at least one year of service. The Pension Benefit Equalization Plan (“PBEP”) is an unfunded, non-qualified plan that covers senior management and certain key employees.
      The Retirement Account, together with the PBEP, provides retirement benefits computed based upon a percentage of annual compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%, based on age and credited service as follows:

Credited Service	Percentage of Monthly
(Equals Age + Service)	Compensation

less than 35	3.00%
between 35 and 44	4.00%
between 45 and 54	5.00%
between 55 and 64	7.50%
between 65 and 74	9.00%
between 75 and 84	10.50%
85 and over	12.50%
      Amounts allocated also receive interest credits based on 30-year Treasury rates with a minimum interest credit rate of 3%. Members vest in their accrued retirement benefit upon completion of five years of service.

The projected benefits described below are calculated as a straight-life annuity based on the Named Executive Officers’ present compensation levels and assuming retirement at a normal retirement age.

					Years of Credited
	2005	12/31/2005	12/31/2005	Annual	Service under the
	Pensionable	Qualified	Total	Retirement	Cash Balance Plan
Name	Earnings	Cash Balance	Cash Balance	Benefit at 65	as of 12/31/05

David Swanson	$1,774,814	$226,420	$821,723	$440,948	20.10
Peter McDonald	$871,445	$65,032	$230,807	$117,273	11.35
Steven Blondy	$746,011	$31,072	$102,778	$170,201	3.84
George Bednarz	$486,429	$325,026	$452,956	$154,972	29.66
Robert Bush	$469,944	$46,029	$77,150	$170,248	6.18
      Compensation, for the purpose of determining retirement benefits, consists of salary, wages, regular cash bonuses, commissions, overtime pay and severance pay. Contingent payments and other forms of special remuneration are excluded. Bonuses included in the Summary Compensation Table are normally not paid until the year following the year in which they are accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year, but paid in the current year, are part of retirement compensation in the current year, and current year’s bonuses accrued and included in the Summary Compensation Table are not. For those reasons, 2005 pensionable earnings in the above table for determining retirement benefits for the Named Executive Officers differed by more than 10% from the amounts shown in the Summary Compensation Table.
Employment Agreements
      Each of the Named Executive Officers, other than Mr. Bednarz, has an employment agreement with the Company. Mr. Bednarz is covered by an enhanced separation policy that provides him benefits comparable to those described below for the other Named Executive Officers. As of December 31, 2005, the compensation of the Named Executive Officers was as follows:

			Guideline Annual		Severance in
		Guideline Annual	Equity Award		Change in
Name	Base Salary	Incentive Opportunity	Opportunity	Severance(2)	Control(2)

		(% of Base Salary)(1)	(% of Base Salary)
David Swanson	$660,000	100%	250%	2 times	3 times
Peter McDonald	$450,000	75%	185%	2 times	3 times
Steven Blondy	$360,000	70%	140%	2 times	3 times
George Bednarz	$243,000	60%	110%	1.5 times	2 times
Robert Bush	$259,000	60%	110%	1.5 times	2 times

(1)	Annual Incentive consists of a cash portion and a deferred share portion with the deferred share portion equal to 30% of Base Salary for Mr. Swanson, 25% for Mr. McDonald, 20% for Mr. Blondy and 15% for Messrs. Bednarz and Bush.

(2)	Severance payments are equal to the specified multiple of base salary and target bonus. Severance is payable upon termination by the Company not for cause or termination by the executive for good reason, which can arise upon diminution of job responsibilities, reduction in compensation, relocation and other adverse changes affecting the executive’s job.
      Due to the dramatic increase in the size and scope of the Company resulting from the Dex Media Merger, the Compensation and Benefits Committee comprehensively reassessed and re-comprised the Company’s peer group for 2006 executive compensation purposes through the services of an independent executive compensation consulting firm. As a result of this assessment, effective with the close of the Dex

Media Merger, the Compensation and Benefits Committee revised the base salary guideline, annual incentive and guideline equity award opportunities of the Named Executive Officers, as follows:

			Guideline Annual		Severance in
		Guideline Annual	Stock Award		Change in
Name	Base Salary	Incentive Opportunity	Opportunity	Severance(2)	Control(2)

		(% of Base Salary)(1)	(% of Base Salary)
David Swanson	$850,000	100%	350%	2 times	3 times
Peter McDonald	$600,000	80%	300%	2 times	3 times
Steven Blondy	$450,000	75%	275%	2 times	3 times
George Bednarz	$250,000	60%	115%	1.5 times	2 times
Robert Bush	$350,000	60%	115%	1.5 times	2 times

(1)	Annual Incentive consists of a cash portion and a deferred share portion with the deferred share portion equal to 30% of Base Salary for Mr. Swanson, 25% for Messrs. McDonald and Blondy and 15% for Messrs. Bednarz and Bush.

(2)	Severance payments are equal to the specified multiple of base salary and target bonus. Severance is payable upon termination by the Company not for cause or termination by the executive for good reason, which can arise upon diminution of job responsibilities, reduction in compensation, relocation and other adverse changes affecting the executive’s job.
      The annual incentive is expressed as a percentage of base salary and is governed by the 2005 Plan, which authorizes the establishment in advance of performance criteria for the determination of an executive’s annual incentive. The annual base and incentive compensation is subject to annual review and increase (but not decrease) by the Compensation and Benefits Committee.
      The annual equity award opportunity is expressed as a percentage of base salary and is governed by the 2005 Plan. The corresponding number of shares is determined using the Black Scholes valuation methodology. Awards are typically made in the form of stock-settled stock appreciation rights with respect to the Company’s common stock. Due to the special October 2005 SAR grant made in connection with the Dex Media Merger, the Named Executive Officers will not be eligible for a normal equity award until 2007.
      The terms and conditions of each of the employment agreements are substantially similar, except where specified below. The principal terms of the employment agreements (and other material compensation policies and practices that apply to the Named Executive Officers) are as follows:*

Term	The employment agreements are subject to automatic one-year renewals, unless notice has been given ninety days prior to any termination date. Any nonrenewal of the employment agreement by the Company shall be considered a termination without Cause.*

Additional Compensation	Each executive is eligible to participate in all bonuses, long-term incentive compensation, stock options and other equity participation arrangements made available to other senior executives of the Company.

Benefits	Each executive is eligible to participate in all employee benefit programs (including fringe benefits, vacation, pension and profit sharing plan participation and life, health, accident and disability insurance) no less favorable than in effect prior to their execution of their employment agreement.

Termination without Cause* by the Company not arising from a Change in Control	Each executive receives a cash lump sum payment equal to two times (one-and-one half times for Messrs. Bednarz and Bush) base salary plus target annual incentive. Each also receives continuation of benefits for two years (one-and-one half years for Messrs. Bednarz and Bush). If a Named Executive Officer is employed for at least 6 full months of the performance period in which the termination occurs, they are eligible to receive a cash payment of the portion of the bonus which would have been payable if termination had not occurred. If the Named Executive Officer holds any restricted common stock of the Company at the time their employment is terminated, the officer will receive a cash payment equal to the fair market value of the restricted stock at the time of termination.

Termination arising from, and within two years after, a Change in Control	Each executive shall receive a cash lump sum payment equal to three (two for Messrs. Bednarz and Bush) times the sum of base salary plus target annual incentive and continuation of benefits for three years (two years for Messrs. Bednarz and Bush). In addition, under the 2005 Plan, and predecessor stock award plans, upon a Change in Control, certain awards may vest and become fully payable as provided in the relevant Plan and/or grant documents. If negotiations commence prior to a termination of employment but eventually result in a Change in Control within two years, then the executive shall be treated as having been terminated within two years following a Change in Control and, therefore, shall be entitled to the foregoing benefits. If a Named Executive Officer is employed for at least 6 full months of the performance period in which the termination occurs, they are eligible to receive a cash payment of the portion of the bonus which would have been payable if termination had not occurred. If the Named Executive Officer holds any restricted common stock of the Company at the time their employment is terminated, the officer will receive a cash payment equal to the fair market value of the restricted stock at the time of termination.

Death/ Disability/ Retirement	Each executive (or beneficiary) shall receive salary through date of termination and a pro rata portion of the target annual incentive. Each also receives continuation of benefits to age 65 in event of disability. Outstanding equity awards are subject to accelerated vesting in the event of death, disability or retirement or a change in control. In the event of death, disability or retirement, the SARs may be exercised until the earlier to occur of one year after the date of such termination or the established expiration date of the SAR.

Excise Tax	The compensation of each executive will be “grossed up” for any excise tax imposed under Section 4999 of the U.S. Internal Revenue Code relating to any payments made on account of a Change in Control or a termination of the executive’s employment. However, if Change in Control total payments are less than 360% of the executive’s “base amount,” the total payment shall be reduced and no gross up will be paid.

*	The descriptions of these employment agreements do not purport to be complete and are qualified in their entirety by reference to the full text of these agreements, and capitalized terms have the meanings ascribed to such terms in these employment agreements, which are incorporated by reference as Exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
      The Dex Media Merger constituted a “Change in Control” under all of these employment agreements, as well as under the 2005 Plan and certain of the Company’s other benefit plans, including predecessor stock award plans under which stock awards remained outstanding. Each of the Named Executive Officers (and all other executive officers of the Company prior to the Dex Media Merger) agreed to waive any and all acceleration and/or enhancement of benefits that would have otherwise accrued to him or her as a result of the Dex Media Merger.

      On February 20, 2006, the Compensation and Benefits Committee approved (and the Board ratified on February 21, 2006) an employment agreement for George A. Burnett, the Company’s Chairman of the Board. The employment agreement was entered into February 21, 2006 and has a term of two years commencing as of the effective time of the Dex Media Merger. During the term of the employment agreement, Mr. Burnett’s base salary will be at an initial rate of $489,250 (the “Base Salary”), which may be increased by the Board of Directors of the Company at least annually. Mr. Burnett’s target bonus opportunity is 75% of his Base Salary. Mr. Burnett has agreed that during the term of the employment agreement he will be available for 75% of his business time to carry out his duties and responsibilities of the employment agreement. In addition, all of Mr. Burnett’s Dex Media options vested and were converted to stock options of the Company as the result of the Merger, and such options will remain outstanding until the earlier of certain events as set forth in the employment agreement. Mr. Burnett’s employment agreement also provides that upon his termination for any reason other than for cause, subject to Mr. Burnett’s execution of a general release of all claims in favor of the Company, Mr. Burnett will be entitled to his Base Salary through the termination date, a pro-rata portion of his target bonus and a cash lump sum payment equal to one and one-half (1 1/2) times his Base Salary and target bonus, which shall be subject to a minimum six (6) month delay if required to comply with Section 409A of the Internal Revenue Code. During the term of the employment agreement and during the twelve (12) month period following the date of termination, Mr. Burnett will be subject to non-competition and non-solicitation covenants set forth in his employment agreement. The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which was filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
      Upon consummation of the Dex Media Merger, pursuant to the Merger Agreement, the Company was required to assume and did so assume employment agreements with 16 executive officers of Dex Media. Of those former Dex Media executives, other than Mr. Burnett, only two have been appointed executive officers of the Company, Margaret LeBeau and Simon Greenman. They are not expected to be Named Executive Officers for 2006.
Stock Ownership Guidelines
      The Board of Directors believes that directors and executive officers should have a meaningful equity stake in the Company to better align their respective interests with those of stockholders and has made significant equity participation a key element of the Company’s compensation policy. As a result, the Board of Directors established stock ownership guidelines for both groups at the time of the spin-off from D&B. These guidelines are assessed by the Board of Directors from time to time and modified as appropriate. The guidelines include various forms of equity stakes and phase in over time for newly-elected directors and executive officers. The Chief Executive Officer monitors the progress of each executive officer in satisfying the requirement, and the Compensation and Benefits Committee reviews progress against the ownership guidelines periodically. The presently existing guidelines for the Named Executive Officers are as follows:

		Ownership Guideline
					Achievement	Current
Name	2005 Salary	Multiple	Value ($)	Shares (#)(1)	Date	Holdings

David Swanson	660,000	6.5	4,290,000	70,001	2007	341,631
Peter McDonald	450,000	4.5	2,025,000	33,042	2007	111,275
Steve Blondy	360,000	4.0	1,440,000	23,497	2007	80,038
George Bednarz	243,000	3.0	729,000	11,895	2007	92,745
Robert Bush	259,000	3.0	777,000	12,678	2007	41,434

(1)	Based on the closing price of the Company’s common stock on December 30, 2005.
The Board has established stock ownership guidelines for Mr. Burnett (as Executive Chairman) of 3.5 times base salary, or approximately 25,000 shares.

Performance Measurement Comparison
      The following graph sets forth as of December 31, 2005, the cumulative total stockholder return on the Company’s common stock compared with the cumulative total return of the Russell 1000 Total Revenue Stock Index, the Company’s new peer group and the same peer group of the Company that appeared in last year’s Proxy Statement. As the Company is not included in an identifiable and accepted peer group, the Company has historically created a peer group based on several factors: revenues, net income and enterprise value, which is comprised of market capitalization and total debt. Due to the dramatic increase in the size and scope of the Company resulting from the Dex Media Merger, the Company comprehensively reassessed and re-comprised its peer group for 2006 executive and director compensation purposes, as well as for purposes of this Performance Measurement Comparison. In formulating its new peer group, the Company utilized the same quantitative measures described above, but also focused upon other public companies whose businesses largely comprised advertiser supported media.
      The new peer group includes Banta Corporation, Belo Corporation, Dow Jones & Company, The Dun & Bradstreet Corporation, E.W. Scripps Company, Knight Ridder Inc., McGraw-Hill Co’s Inc., New York Times Company, Primedia Inc., Reader’s Digest Association Inc., Scholastic Corporation and Tribune Company.
      The former peer group included Acxiom Corporation, ADVO, Inc., BELO Corporation, Dex Media, Inc. (which continued to trade on the NYSE until the Dex Media Merger), Dow Jones & Company, Emmiss Communications Corporation, Entercom Communications Corporation, Equifax, Inc., Harte-Hanks, Inc., Hearst-Argyle Television, Inc., Journal Register Company, Lee Enterprises, Incorporated, Media General, Inc., Meredith Corporation, and Valassis Communications, Inc.
      The total return assumes a $100 investment on December 29, 2000 and reinvestment of dividends in the Company’s common stock and in each index.

	The	Russell	New Peer	Former
	Company	1000 TR	Group	Peer Group

12/29/00	100.00	100.00	100.00	100.00

12/31/01	119.49	87.55	105.41	115.11

12/31/02	120.56	68.59	110.22	113.95

12/31/03	163.87	89.10	133.54	133.49

12/31/04	242.88	99.26	144.24	134.14

12/30/05	253.45	105.48	145.55	134.39

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
ON EXECUTIVE COMPENSATION
Compensation and Benefits Committee Role
      The Compensation and Benefits Committee of the Board of Directors (the “Committee”) is comprised entirely of non-management and independent Directors within the meaning of all applicable laws and regulations, including the independence standards of the New York Stock Exchange. The Committee is responsible for overseeing the executive compensation practices of the Company and the administration of the Company’s compensation and benefits programs for employees (particularly executives) and non-employee members of the Board including, but not limited to awards of equity interests. This responsibility includes establishing, implementing, administering and monitoring the Company’s strategy, policies and plans for executive compensation and benefits.
      In discharging its duties, the Committee from time to time has retained the services of an independent executive compensation consultant and outside legal counsel in order to have independent, expert perspectives on matters related to executive compensation, Company and executive performance, equity plans and other issues. The Committee has the sole authority and discretion to retain and discharge these outside advisors, without consulting with or obtaining the approval of senior management. The Company pays the fees of these consultants and advisors as directed by the Committee.
Executive Compensation Changes in 2006
      Due to the dramatic increase in the size and scope of the Company resulting from the Dex Media Merger, the Company comprehensively reassessed the Company’s executive compensation strategy, structure and programs in late 2005. Based on this review, we determined that, while the executive compensation objectives and strategies described below remain appropriate, changes were needed to more effectively attract, motivate and retain key leadership talent through this period of transformational growth and change, and to sustain the Company’s record of exceptional financial and stockholder return performance. These changes, which are generally effective with the closing of the Dex Media Merger, include:

•	The redefinition of our peer group to include similar companies comparable to the post-merger revenue, net income and enterprise value of the Company.

•	An increase in targeted total compensation structure for certain executive officers (including certain Named Executive Officers) to achieve competitive compensation levels, and strengthen the Company’s ability to attract, motivate and retain experienced top executives. The increase in targeted total compensation will be implemented as follows:

•	An increase in base salary for certain executive officers (including certain Named Executive Officers) to levels commensurate with their responsibilities and competitive with base salaries in the peer group.

•	No change in targeted annual incentives as a percentage of base salary (other than modest changes for Messrs. McDonald and Blondy), but increases in base salary result in corresponding increases in target levels of annual incentive.

•	An increase in the equity component of our executive compensation structure for certain executive officers (including certain Named Executive Officers) to help achieve competitive compensation levels, further increase the already significant proportion of target compensation that varies with financial and stockholder return performance, and offer a well leveraged opportunity to participate in stockholder value created through the execution of the Company’s transformational growth strategy.

      We are confident that these changes support our business strategy, strike an appropriate balance between the interests of the Company’s stakeholders, and ensure that the Company is best equipped to attract, and motivate continued strong performance from, and retain key talent in our executive ranks.
Executive Compensation Objectives
      Our goal in executive compensation is to maximize stockholder value over time by aligning executive compensation with the Company’s financial and operating performance, individual responsibilities and contribution, and stockholder returns. Specific objectives and strategies governing the executive compensation program and practices of the Company have been approved by the Committee to achieve this goal. The Company’s executive compensation objectives are to:

•	Enable the Company to attract and retain the key leadership talent required to successfully execute the Company’s business strategy;

•	Align executive pay to organizational performance;

•	Ensure internal equity;

•	Strongly link the interests of executives to those of the Company’s stockholders and other key constituencies; and

•	Develop and maintain executive compensation programs and practices that are transparent and reflect best practices in corporate governance.
The following principal elements comprise the Company’s executive compensation strategy:

•	The identification of a peer group of similar companies of comparable size and scope, that includes appropriate representation from within our industry and provides a reliable and reasonable frame of reference for evaluating our compensation programs and practices, particularly their competitiveness.

•	A strong emphasis on variable, performance-based pay to ensure that executive compensation is aligned with the performance of the Company and the interests of its stockholders.

•	Significant use of equity compensation to foster a strong ownership culture that focuses on the sustainable long-term growth of the Company. This strategy is supported by the maintenance of aggressive equity ownership guidelines for all executives and share conversion strategies to protect the interests of stockholders.

•	Limited use of executive perquisites and contracts to ensure that the structure of the executive compensation program is compatible with that offered to the broader employee base.
      In addition, the Company seeks to use compensation vehicles that are cost-effective, tax-efficient, and minimize dilution and that motivate and reward executives based on annual and long-term business performance, strategic progress and the creation of stockholder value.
Determining Executive Officer Compensation
      For each year, we seek to determine for each executive officer a targeted level of total compensation, the form incentive awards should take, the performance goals for incentive awards as well as the amount above and below the target amount of compensation that may be earned for above or below target performance. In this process:

•	We consider not only information about competitive pay practices for comparable positions, but also consider the contributions and potential of the individual to contribute to the Company’s success as well as internal relationships.

•	We value awards, such as SARs, based on an estimate of their grant-date value (using the Black-Scholes option valuation methodology). We value options and SARs granted by peer group companies on the same basis, so that we can determine competitive levels of equity compensation and total compensation. In the long-run, SARs may return more value or less value to the executive than this original estimate of value, depending on the performance of the Company.

•	We also consider whether the individual components of executive compensation are competitive. As discussed above, in late 2005 we determined to increase base salaries and long-term incentive opportunities of certain executives (including certain Named Executive Officers) to ensure that they are within the competitive range for peer companies.

•	To set performance goals, we review the Company’s overall corporate mission, strategy and objectives. These form the basis for establishing annual and long-term performance goals that are subject to Committee review and approval at the beginning of each year, and for executive officer performance-based compensation initiatives.

•	Based on this review, we determine the Company’s total compensation structure for the coming year, including the elements and level of compensation opportunities and the variable portion of “at risk” pay for performance and equity participation.

•	At year-end, results and strategic progress achieved are assessed by the Committee, relative to previously approved goals, taking into consideration prevailing economic and business conditions and opportunities, performance by comparable organizations, and stockholder value. The Committee evaluates the executive officers’ performance against pre-determined goals and determines and approves (together with other independent Board members in the case of the CEO) the executive officers’ compensation, subject to ratification by the Board of Directors in the case of the CEO.
      In establishing the Company’s executive officer compensation structure and program, the Committee also considers:

•	Industry conditions;

•	Corporate performance relative to the selected peer group;

•	Current market data among broader groups of comparable companies or for relevant industries;

•	Current and evolving best practices and trends among comparable companies; and

•	Overall effectiveness of the program in measuring and rewarding desired performance levels.
      The Committee has been assisted in this review and evaluation by an independent consulting firm retained by the Committee to serve as outside advisors in the discharge of the Committee’s responsibilities. The consultants provide data to the Committee, relative to the above-mentioned considerations, with respect to the compensation paid to any individual serving as the Chief Executive Officer and other executive officers.
      In setting competitive compensation levels, the Company compares itself with a peer group of companies based on several factors including revenues, net income and enterprise value, which is comprised of market capitalization and total debt. Based on this information, the Committee evaluates the reasonableness, fairness and competitiveness of the Company’s executive compensation program. The peer group used for executive compensation purposes in 2005 was the same as the former peer group used for the Performance Measurement Comparison on page 31. As noted above, in light of and following the Dex Media Merger, the peer group for 2006 has been re-comprised of companies providing a more relevant and appropriate comparator group. That peer group used for executive compensation purposes in 2006 is the same as the new peer group used for the Performance Measurement Comparison on page 31.

Compensation Components
      The compensation program for any individual serving as the Company’s Chief Executive Officer and other executive officers is comprised of three major elements:

•	Base Salary;

•	Annual Incentive Opportunity; and

•	Long-Term Equity Incentive Opportunities.
      Base salaries are generally targeted in the mid-range of the peer group. Variable compensation (annual and long-term incentive compensation) is generally targeted at the 75th percentile of the peer group, so that total compensation in the third quartile results when the Company’s financial and operating performance attains targeted levels of performance. We believe that it is important to provide better than average earnings opportunity through a heavy weighting on variable incentive compensation, delivering highly competitive pay when targets are met so that compensation is totally aligned with performance and thus enable the Company to attract and retain top executive talent. Actual total compensation levels will vary from year to year below and above those of the peer group based on Company performance relative to goals.
      Benefits and perquisites play a modest role in the Company’s executive compensation program. In general, the Company provides minimal special or exclusionary benefits and perquisites for executives. Executive perquisites offered by the Company are personal financial planning services, relocation assistance and an executive health program that provides an annual comprehensive health assessment. The CEO is provided with a golf club membership for business purposes. In general, the Company does not permit personal use of corporate aircraft by executive officers, although, in the sole discretion of the Chief Executive Officer, it may permit modest use from time to time. All of these prerequisites are disclosed above in the Summary Compensation Table.
Base Salary:
      Salaries are established relative to the appropriate competitive marketplace-level and reflect the individual responsibilities, performance and contribution of each executive officer to the business, the level of the executive’s experience and overall corporate financial circumstances. The Committee also gives particular consideration to the strategic importance of the executive’s position to the Company, and the criticality of the individual executive to the Company in setting base salary levels. Base salaries are generally subject to review for adjustment by the Committee every twelve to eighteen months.
Annual Incentive Opportunity:
      We maintain a strong linkage between performance and pay within our executive compensation program through emphasis on incentives and utilization of performance measures that we believe are key drivers of stockholder value creation. These measures include advertising sales growth, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share and free cash flow per share.
      The Committee authorized annual incentive awards for 2005 performance under the 2005 Plan, early in 2005. The target annual award opportunity for the Named Executive Officers range from 60% (45% in cash and 15% in deferred shares) to 100% (70% in cash and 30% in deferred shares) of base salary for the CEO. Accordingly, approximately 25% to 33% of each annual incentive award to all executive officers will be paid in deferred shares vesting over the following two years so that each officer is properly motivated to remain with the Company and to continue to create stockholder value over the next several years. As discussed above, we take into account the executive officer’s target annual incentive award as part of the targeted total compensation for the executive.

      Under some executive officer’s employment agreements, the Company may be obligated to provide annual incentive award opportunities at specified levels. See “Director and Executive Compensation — Employment Agreements” beginning on page 27 for a description of these employment agreements.
      Based on performance versus the pre-established goals for 2005, awards to the Named Executive Officers were earned at approximately 240% of target. This above target pay out reflects the Company’s excellent financial results during 2005, particularly industry leading performance in Publication Sales in its Sprint market, and strong EBITDA margins and stock performance. Annual incentive payouts are capped at 300% of target awards.
Long-Term Incentive Equity Opportunities:
      Officers may receive stock options or Stock Appreciation Rights (“SARs”) to acquire the Company’s common stock and/or other long-term performance-based stock awards. These equity opportunities are designed to align the interests of executive officers and the stockholders in the Company’s long-term growth by permitting executive officers to increase their equity stake in the Company based on performance.
      During 2004, the Company shifted from the use of stock options to stock-settled SARs, which are less dilutive than options for the same number of shares underlying a given award. Under the 2005 Stock Award and Incentive Plan approved by stockholders in April 2005, the Company established a “run rate” limitation on the number of shares that can be used for compensation purposes. This “run rate” limits the number of shares that the Company can grant each year to employees for compensation purposes to 2.34% of the number of shares of common stock outstanding at year end, as an average over the three-year period from 2005 through 2007. The 2005 Plan also includes a limitation on the size of awards that may be granted to any one participant in a given year.
      It is the Committee’s policy to make stock option or SARs grants, as well as any other long-term awards, to executive officers within a guideline range. For this purpose, we value these awards at the time of grant (rather than at a later date or upon exercise or payout). The size of an individual grant to an executive officer, including the Chief Executive Officer, within the applicable guideline range reflects competitive practice, the relative value of the individual’s position, as well as the impact on the Company’s future success and creation of long-term stockholder value.
     •     Stock Options or SARs
      The Committee did not make an annual equity grant to executive officers (including the Named Executive Officers) in 2003 due to the special option grant in late 2002 in connection with the SPA Acquisition, but commenced customary annual grants in early 2004. In addition, in July 2004, in connection with the DonTech Acquisition and in recognition of their diligent efforts in executing this transaction, the Committee granted certain executive officers (including the Named Executive Officers) SARs equivalent in value to approximately one-and-one-half to two (depending on the position) times the regular annual equity grant (“DonTech special grant”). The DonTech special grant was forfeitable in the event the DonTech Acquisition was not consummated. Executive officers who received the DonTech special grant were not entitled to, and did not, receive their normal annual equity grant in 2005.
      In October 2005, in connection with the Dex Media Merger and in recognition of their diligent efforts in planning and executing this transaction, the Committee granted certain executive officers (including the Named Executive Officers) stock appreciation rights (SARs) under the 2005 Plan equivalent in value to approximately one-and-one-half to three (depending on the position) times the normal annual equity grant (the “Dex special grant”). The SARs were granted at $65 per share, about $3 above the $62.02 market price of the Company’s stock on date of grant. In addition, the SARs were forfeitable in the event the Dex Media Merger was not consummated. Consummation of the Dex Media Merger was conditioned on, among other things, regulatory approvals and the approval of the transaction by the stockholders of the Company and the stockholders of Dex Media. This grant was further conditioned upon recipients waiving their rights to have the Dex Media Merger be treated as a “change in control,” thereby accelerating their outstanding equity awards (and certain other benefits), although a termination of employment in certain circumstances within two years following the Dex Media Merger would result in such acceleration. Executive officers (including the Named Executive Officers) who received the Dex special grant were not entitled to, and did not, receive their regular annual equity grant in 2006. In connection with the Dex Media Merger and the resultant increase in size and scope of the Company that rendered the former DonTech business a much less material part of the Company’s overall operations, the Committee determined to redefine the vesting schedule of the DonTech special grant, which originally called for full vesting on the fifth anniversary of the grant date, subject to early acceleration upon achievement of certain pre-established financial goals associated with the acquired Illinois business. Upon consummation of the Dex Media Merger, the DonTech special grant became exercisable in three equal installments on the first three anniversaries of the date of grant.
      The Committee will continue to consider granting options, SARs or other forms of equity participation to executive officers under the 2005 Plan and may be obligated to do so under certain employment agreements. See “Director and Executive Compensation — Employment Agreements” beginning on page 27.
      We generally determine the number of stock option or SARs to grant to an executive officer as a percentage of base salary using the Black-Scholes option valuation methodology. The applicable percentage of base salary in 2005 range from 110% to 250% for the Named Executive Officers. These target percentages were increased materially in 2003 when the Committee decided to no longer utilize performance shares (“PERS”) and that going forward all long-term performance compensation would (subject to future reconsideration) be in the form of options or SARs, as well as the deferred share portion of the annual incentive described above. The target equity award percentages for certain of the Named Executive Officers have been increased materially in 2006 to provide competitive compensation relative to the Company’s new peer group and their new responsibilities, ranging from 115% to 350% for the Named Executive Officers.
     •     Long-term performance-based stock awards
      As described above, the Committee has decided to no longer utilize PERS. The Summary Compensation Table reflects a payout of the final one-third installment of the 2001 PERS grant. As explained above, we considered such an award as part of an executive’s compensation for the year of grant (2001) and therefore final payout of the award was not considered in assessing total compensation for 2005.
CEO Compensation
      Mr. Swanson received a merit salary increase of $60,000 effective January 1, 2005. Effective with the Dex Media Merger, he received a base salary increase of $190,000 to provide competitive compensation relative to the Company’s post-merger peer group and in recognition of his significant contributions and leadership during this critical time in the Company’s growth, as well as his new increased position scope and responsibilities.
      Mr. Swanson’s 2005 annual incentive performance goals were based on the Company’s advertising sales growth, EBITDA, earnings per share and free cash flow per share. Based on results versus these pre-established performance goals, Mr. Swanson received a bonus award of $1,601,820 or 242.7% of his annual incentive target. Mr. Swanson’s annual target is set at 100% of base salary (70% payable in cash and 30% in deferred shares). Again, the above target award reflects the Company’s favorable operational and financial performance during 2005. As noted earlier, $480,546, or 30%, of his annual incentive was paid in deferred shares which vest over the next two years.
      In 2004, Mr. Swanson received an option grant of 141,800 shares and an additional 288,462 SARs in connection with the DonTech special grant. In October 2005, he received a special grant of 300,000 SARs in recognition of his outstanding performance as CEO of the Company and the long-term success of his transformational growth strategy to build the Company both internally and through key acquisitions, climaxed by completion of the Dex Media Merger. The Committee believes such performance-based equity grants will also serve as an incentive to lead the post-merger Company to greater success. The SAR grant was equivalent in value to approximately three times his regular annual equity grant. Accordingly, he will not be eligible for a normal annual equity grant during 2006. As discussed above, Mr. Swanson also received payment of the final one-third installment of the 2001 PERS grant. Our Committee authorized this award in 2001, and no action was needed in 2005 with respect to the payout.
      In establishing the various components of the CEO’s compensation, the Committee takes into account the Company’s financial and operating performance, its stockholder return relative to the peer group, and other relevant indices, the value of similar awards at peer group companies and the value of similar awards given to the CEO of the Company in prior years, in addition to the performance factors discussed above that it takes into account in setting compensation for all executive officers. The Committee also takes into consideration the results of a formal evaluation of the CEO’s performance, which is conducted annually, and includes the assessment and performance feedback from each non-employee director.
Tax Considerations
      As noted above, one of the Company’s objectives is to maintain a cost-effective, tax efficient and minimally dilutive executive compensation programs. Code Section 162(m) limits the Company’s tax deduction to $1 million for compensation paid in any year to any one of the Named Executive Officers identified in this Proxy Statement unless certain requirements are met. One of the requirements is that compensation over $1 million must be based upon attainment of pre-established performance goals under plans or arrangements as to which stockholders have approved certain material terms. The 2005 Plan (and predecessor plans) was each designed to satisfy these requirements. The Committee’s policy is to preserve corporate tax deductions attributable to the compensation of executives while maintaining the flexibility to approve, when appropriate, compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.
          Compensation and Benefits Committee
          Barry Lawson Williams
          Michael P. Connors
          Russell T. Lewis
          Alan F. Schultz
Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related Party Transactions
      Compensation Committee Interlocks and Insider Participation. Messrs. Williams, Connors, Lewis and Schultz serve as members of the Compensation and Benefits Committee. No member of that Committee is or has been an officer or employee of the Company and none had interlocking relationships with any other entities of the type that would be required to be disclosed in this Proxy Statement.
      Ms. Cooper is the Senior Vice President and Chief Financial Officer of IMS Health Incorporated (“IMS”). Mr. Kamerschen, who serves as Lead Director, also serves on IMS’ compensation committee, but is not and has never been an executive officer of either company. The Board has unanimously determined that because Mr. Kamerschen is an independent director of both the Company and IMS, and the Company and IMS have no material relationship (as described further below), his service on both compensation committees in light of Ms. Cooper’s positions with IMS and the Company does not give rise to any conflict or independence concerns with respect to Mr. Kamerschen.
      In addition, as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2005, through a series of contractual provisions resulting from a series of spin-offs of various subsidiaries of The Dun & Bradstreet Corporation (“D&B”) and due to the fact that the Company is technically the successor to D&B as a result of the structure (i.e., reverse spin) of those spin-off transactions, under certain circumstances IMS may be required to provide indemnification payments to the Company and/or the Company may be required to provide certain indemnity payments to IMS with respect to certain pending legal and tax matters. However, D&B (and subsequently Moody’s Corporation agreed to be jointly and severally liable to the Company for D&B’s obligations) has contractually assumed all obligations of the Company with respect to these matters so that practically if IMS were to provide or receive indemnity payments with respect to these matters it would provide or receive such indemnity payments to or from D&B and not the Company. The Board of Directors carefully considered these matters, including advice from counsel, and has determined that Ms. Cooper and/or IMS are not affiliated persons of the Company, and that no material relationship exists between Ms. Cooper (other than in her capacity as director) and/or IMS on the one hand, and the Company on the other, that could reasonably be expected to compromise her independence from management. Hence, as set forth above under “Board of Directors — Independence and Financial Expertise Determinations,” the Board has unanimously concluded that Ms. Cooper is independent within the meaning of all applicable laws and regulations.
      Certain Relationships and Related Party Transactions. As a condition to the Dex Media Merger, on January 27, 2006, the Company repurchased all of its outstanding shares of convertible cumulative preferred stock from affiliates of The Goldman Sachs Group, Inc. for approximately $336 million. Effective upon completion of the Dex Media Merger, Messrs. Gheewalla and O’Toole, who were designated as directors of the Company by the holders of the preferred stock, resigned from the Board. In addition, during 2005, Goldman Sachs Credit Partners L.P., an affiliate of The Goldman Sachs Group, Inc., acted as a co-documentation agent in connection with our Second Amended and Restated Credit Agreement and received customary fees in connection therewith.
      In connection with the Dex Media Merger, Carlyle and Welsh Carson each entered into a stockholders agreement with the Company. In the stockholders agreements, Carlyle and Welsh Carson agreed not to acquire shares of the Company other than in the Dex Media Merger if the acquisition would cause Carlyle or Welsh Carson, as applicable, to beneficially own more than 15% of the Company’s voting securities or securities convertible into voting securities and other customary standstill provisions. They also agreed not to take other specified actions to acquire control of the Company. The stockholders agreements give each of Carlyle and Welsh Carson the right to designate one member of the Company board until such time as Carlyle or Welsh Carson, as applicable, owns less than 5% of the Company’s outstanding common stock and contain customary registration rights and restrictions on transfer. Mr. James A. Attwood and Mr. Anthony J. de Nicola, affiliates of Carlyle and Welsh Carson, respectively, have served as directors of the Company since the completion of the Dex Media Merger.
      In addition, in October 2005, prior to the Dex Media Merger, Mr. Burnett entered into an amendment to his employment agreement with Dex Media which provided, among other things, the following: potential severance payments of up to $1,284,281 (calculated as of January 30, 2006 and excluding any excise tax gross-up) and benefits if he ceased for any reason to continue in the position of Chairman of the Company during the four-year period following the Dex Media Merger; the accelerated vesting of his Dex Media stock options for approximately 705,497 shares of Dex Media common stock with a weighted average exercise price per share of $4.64 in connection with the Dex Media Merger; and a potential excise tax gross-up. Mr. Burnett’s employment agreement with Dex Media, as amended, was superceded by the employment agreement he entered into with the Company in February 2006. For more information regarding Mr. Burnett’s employment agreement with the Company, see “Director and Executive Compensation — Employment Agreements” on page 27.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
      The following table sets forth the number of shares of the Company’s common stock beneficially owned as of April 14, 2006 by (i) each of the Company’s Named Executive Officers, (ii) each of the Company’s directors, (iii) all directors and executive officers of the Company as a group (both including and excluding shares beneficially owned by affiliates of the Dex Sponsors) and (iv) owners of more than 5% of the outstanding shares of the Company’s common stock, including shares beneficially owned by affiliates of Carlyle and Welsh Carson. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares owned beneficially by them. The mailing address for each of the Company’s directors and Named Executive Officers listed below is 1001 Winstead Drive, Cary, North Carolina 27513.

	Shares of the Company’s
	Common Stock

	Amount Beneficially		Percentage
Beneficial Owners	Owned(1)		of Class(1)

David C. Swanson	832,389	(2)	*
Peter J. McDonald	287,710	(3)	*
Steven M. Blondy	216,832	(4)	*
George F. Bednarz	204,727	(5)	*
Robert J. Bush	96,447	(6)	*
Nancy E. Cooper	10,500	(7)	*
Robert Kamerschen	29,544	(8)	*
Alan F. Schultz	—		*
David M. Veit	10,800	(9)	*
Barry Lawson Williams	20,237	(10)	*
Edwina Woodbury	4,000	(11)	*
George A. Burnett	54,481		*
James A. Attwood, Jr.	9,424,360	(12)	13.6%
Michael P. Connors	5,434		*
R. Glenn Hubbard	5,434		*
Russell T. Lewis	5,434		*
Anthony J. de Nicola	9,244,906	(13)	13.3%
All Directors and Executive Officers as a Group (23 persons)	20,759,448	(14)	29.0%
All Directors and Executive Officers as a Group, excluding affiliates of TCG Holdings, L.L.C. and WCAS IX Associates, L.L.C.	2,090,182	(15)	2.9%
Lord, Abbett & Co. LLC	4,281,315	(16)	6.2%
90 Hudson Street Jersey City, NJ 07302
TCG Holdings, L.L.C.	9,424,360	(17)	13.6%
WCAS IX Associates, LLC	9,244,906	(18)	13.3%

*	Represents ownership of less than 1%.

(1)	The amounts and percentage of the Company’s common stock beneficially owned are reported on the basis of rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under such rules and regulations, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power”, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has a right to acquire beneficial ownership of within 60 days. Under these rules and regulations, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities in which he has no economic interest. As of April 14, 2006, the Company had 69,542,341 shares of common stock outstanding.

(2)	Includes 762,501 shares of the Company’s common stock that may be acquired pursuant to options or SARs exercisable as of April 14, 2006 or within 60 days thereafter.

(3)	Includes 285,483 shares of the Company’s common stock that may be acquired pursuant to options or SARs exercisable as of April 14, 2006 or within 60 days thereafter.

(4)	Includes 211,699 shares of the Company’s common stock that may be acquired pursuant to options or SARs exercisable as of April 14, 2006 or within 60 days thereafter.

(5)	Includes 174,462 shares of the Company’s common stock that may be acquired pursuant to options or SARs exercisable as of April 14, 2006 or within 60 days thereafter.

(6)	Includes 93,727 shares of the Company’s common stock that may be acquired pursuant to options or SARs exercisable as of April 14, 2006 or within 60 days thereafter.

(7)	Includes 4,500 shares of the Company’s common stock that may be acquired pursuant to options exercisable as of April 14, 2006 or within 60 days thereafter.

(8)	Includes 10,500 shares of the Company’s common stock that may be acquired pursuant to options exercisable as of April 14, 2006 or within 60 days thereafter.

(9)	Includes 4,500 shares of the Company’s common stock that may be acquired pursuant to options exercisable as of April 14, 2006 or within 60 days thereafter.

(10)	Includes 7,500 shares of the Company’s common stock that may be acquired pursuant to options exercisable as of April 14, 2006 or within 60 days thereafter.

(11)	Includes 1,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of April 14, 2006 or within 60 days thereafter.

(12)	Mr. Attwood could be deemed an affiliate of TCG Holdings, L.L.C. due to his position with The Carlyle Group. While he expressly disclaims beneficial ownership of these shares, we have reported such shares in the above table. See footnote (17).

(13)	Mr. de Nicola could be deemed an affiliate of WCAS IX Associates, L.L.C. due to his position with Welsh, Carson, Anderson & Stowe. While he expressly disclaims beneficial ownership of these shares, we have reported such shares in the above table. See footnote (18).

(14)	Includes 1,849,585 shares of the Company’s common stock that may be acquired pursuant to options or SARs exercisable as of April 14, 2006 or within 60 days thereafter.

(15)	Includes the beneficial ownership as of April 14, 2006 of all current the Company executive officers and directors excluding Messrs. Attwood and de Nicola. Includes options or SARs to purchase 1,849,585 shares of the Company’s common stock exercisable as of April 14, 2006 or within 60 days thereafter. Excludes all shares beneficially owned by TCG Holdings, L.L.C. and WCAS IX Associates, L.L.C. See Notes (17) and (18) for discussion of all shares beneficially owned by TCG Holdings LLC and WCAS IX Associates, LLC.

(16)	Lord, Abbett & Co. LLC filed Amendment No. 1 to Schedule 13G with the SEC on February 21, 2006 reporting that it beneficially owned 4,281,315 shares of the Company’s common stock as of December 31, 2005, with sole voting and dispositive power over all of those shares.

(17)	The Carlyle Group filed a Schedule 13D with the SEC on February 10, 2006 reporting the following ownership. Shares shown as beneficially owned by TCG Holdings, L.L.C. are held directly by Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., which are collectively referred to as the Carlyle Funds, and Carlyle High Yield Partners, L.P. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by each of the Carlyle Funds through its indirect subsidiary TC Group III, L.P., which is the sole general partner of each of the Carlyle Funds. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by Carlyle High Yield Partners,

L.P. through its indirect subsidiary TCG High Yield L.L.C., which is the sole general partner of Carlyle High Yield Partners, L.P. TC Group L.L.C. is the sole managing member of each of TC Group III, L.L.C. and TCG High Yield Holdings L.L.C. TC Group III, L.L.C. is the sole general partner of TC Group III, L.P. and TCG High Yield Holdings L.L.C. is the managing member of TCG High Yield L.L.C. TCG Holdings, L.L.C., a Delaware limited liability company, is the sole managing member of TC Group, L.L.C., and, in such capacity, exercises investment discretion and control of the shares beneficially owned by TC Group, L.L.C. TCG Holdings, L.L.C. is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. The members of the managing board are William E. Conway, Jr., Daniel A. D’Aniello and David Rubenstein, all of whom disclaim beneficial ownership of these shares. TCG Holdings, L.L.C. is neither a broker dealer nor affiliated with a broker dealer. The address of each of Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II, LP, and Carlyle High Yield Partners, L.P. is c/o The Carlyle Group, 520 Madison Avenue, 41st Floor, New York, New York 10022.

(18)	Welsh Carson filed a Schedule 13D with the SEC on February 10, 2006 reporting the following ownership. Shares shown as beneficially owned by WCAS IX Associates, LLC are held directly by Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, WD GP Associates LLC and A.S.F. Co-Investment Partners, L.P. WCAS IX Associates, LLC exercises investment discretion and control over the shares indirectly held by Welsh,Carson, Anderson & Stowe IX, L.P., of which it is the sole general partner WCAS IX Associates, LLC, Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors, LLC, WD GP Associates LLC and A.S.F. Co-Investment Partners, L.P. may be deemed to be a group with Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P. and Carlyle High Yield Partners, L.P. by virtue of a Sponsor Stockholders Agreement, dated July 27, 2004, relating to the securities of Dex Media. WCAS IX Associates, L.L.C., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors, LLC, WD GP Associates LLC and A.S.F. Co-Investments Partners, L.P. do not affirm that such a group has been formed, and expressly disclaim beneficial ownership of any securities beneficially owned by any other person. The address of each of WCAS IX Associates, L.L.C., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors, LLC, WD GP Associates LLC and A.S.F. Co-Investments Partners, L.P. is c/o Welsh, Carson, Anderson, Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022.

OTHER INFORMATION
HOW TO NOMINATE MEMBERS OF THE BOARD OF DIRECTORS
      The Company’s Bylaws provide that stockholders may nominate individuals for the Board of Directors if such nomination is made pursuant to timely notice in writing to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice by prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received by the Company not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Such stockholder’s notice shall set forth all of the information described in “Board of Directors — Corporate Governance Matters” beginning on page 15.
HOW TO RAISE A MATTER AT A MEETING
      Any stockholder intending to propose any matter at the next annual meeting but not intending for the Company to include the matter in its proxy statement and proxy related to the next annual meeting must notify the Company by March 11, 2007 of such intention. If the Company does not receive such notice by that date, the notice will be considered untimely. The Company’s proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any such matter of which the Company does not receive notice by March 11, 2007. Notices should be submitted to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Forms 3, 4 and 5 they file.
      Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2005, except as follows: (i) Mr. Scott Flanders, a director of the Company during 2005 and a portion of 2006, filed a Form 4 on May 17, 2005 reporting two previously unreported transactions that occurred on May 10, 2005; (ii) Messrs. Gheewalla and O’Toole (directors of the Company during 2005 and a portion of 2006), the GS Funds, The Goldman Sachs Group, Inc. and certain of their affiliates each filed Forms 4 on April 29, 2005 reporting two previously unreported transactions that occurred on April 26, 2005; (iii) Mr. Bednarz filed a Form 4 on March 23, 2005 reporting one previously unreported transaction that occurred on February 28, 2005; and (iv) Mr. Kenneth Campbell, a director during 2005 and a portion of 2006, filed a Form 4 on January 14, 2005 reporting one previously unreported transaction that occurred on December 31, 2004. All of these unreported transactions noted above related to Company compensation plans and did not reflect unreported market transactions.
DELIVERY OF ANNUAL REPORT ON FORM 10-K AND OTHER DOCUMENTS
      The Company will provide without charge a copy of (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, (ii) the Company’s Policy on Business Conduct, (iii) the Company’s Corporate Governance Guidelines and (iv) any or all of the Committee Charters referenced in the Proxy Statement, in each case to each of the Company’s stockholders of record as of April 14, 2006 and each beneficial stockholder on that date, upon receipt of a written request therefor mailed to the Company’s principal executive offices, 1001 Winstead Drive, North Carolina 27513, Attention: Investor

Relations; (800) 497-6329. Requests from beneficial stockholders must set forth a good faith representation as to such ownership on that date. In addition, all of these materials are also available on the Company’s website at www.rhd.com.
RETURN OF PROXY
      It is important that the accompanying proxy be returned promptly. Therefore, whether or not you plan to attend the Meeting in person, you are earnestly requested to date, sign and return your proxy in the enclosed envelope. No postage is required if mailed in the United States. Thanks for your prompt attention to this important matter.

By Order of the Board of Directors

Robert J. Bush
Senior Vice President, General Counsel
and Corporate Secretary
April 24, 2006
Cary, North Carolina

ANNEX A
R.H. DONNELLEY CORPORATION
BOARD OF DIRECTORS
AUDIT AND FINANCE COMMITTEE CHARTER
(amended and restated as of April 21, 2006)
Purpose
      The primary purpose of the Audit and Finance Committee (the “Committee”) is to:

(A)	assist the Board of Directors (the “Board”) of R.H. Donnelley Corporation (the “Company”) in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the Company’s independent registered public accounting firm’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent registered public accounting firm;

(B)	prepare an audit committee report as required by the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement; and

(C)	oversee the Company’s financial reporting process, risk assessment and risk management processes, systems of internal control, internal and independent audit processes, and the Company’s process for monitoring compliance with laws and regulations and the Policy on Business Conduct and other Company policies.
Composition
      The Board (or any other Committee pursuant to delegated authority) shall appoint (and remove) all members and the Chair of the Committee. The Committee shall consist of at least three members, each of whom has been determined by the Board to meet the independence, financial literacy and experience/expertise requirements of the SEC and The New York Stock Exchange (“NYSE”), as implemented by the Board. In addition, at least one member shall be required to possess “accounting or related financial management expertise” (within the meaning of NYSE listing standards) and be qualified in order to be designated by the Board as an “audit committee financial expert” (within the meaning of applicable SEC rules). If any Committee member serves on three or more other audit committees of public companies, then the Board must consider and determine whether or not such other service would impair such member’s effectiveness in his or her service to the Company’s Audit & Finance Committee and publicly disclose such determination.
Meetings
      The Committee shall schedule at least four regular meetings per year, which ordinarily would correspond to the fiscal quarters and applicable financial reporting schedule of the Company. At any meeting of the Committee, a Secretary, designated by the Committee members, shall keep minutes. The designated Secretary will provide minutes of any such meeting to each member of the Committee and the other members of the Board. The Committee Chair or a majority of members of the Committee may call meetings of the Committee at any time. The Chair of the Committee will chair all meetings of the Committee at which he or she is present. The Chair, or in his or her absence, the Chairman of the Board, shall appoint another independent member of the Committee to serve as Chair at any meeting at which the Committee Chair is not present. The Chair shall be responsible to set the agendas for Committee meetings, although all members are welcome to submit proposed agenda items to the Chair. The Chair of the Committee shall report regularly on the Committee’s activities and actions to the Board, including at each Board meeting that follows any Committee meeting.
      All non-management directors who are not also members of the Committee may attend meetings of the Committee, but shall not be entitled to vote on matters coming before the Committee for action. Upon the invitation of the Committee, representatives of the Company’s management, internal auditors, independent registered public accounting firm, and others, as appropriate, may attend any meeting. The Committee shall periodically hold private meetings and executive sessions with the Company’s management, internal auditors and independent registered public accounting firm.
Primary Duties And Responsibilities
      The Committee shall have and may exercise the powers of the Board in matters relating to the following duties and responsibilities, to the fullest extent permitted by law:

•	Review with the Company’s management its policies and procedures regarding risk assessment and risk management, including (1) a review of the Company’s investment policies and performance for cash use and short term investments and (2) the Company’s significant financial risk exposures and (3) the actions the Company’s management has taken to limit, monitor or control such exposures;

•	Appoint, remove, compensate (with the Company providing appropriate funding therefore as determined by the Committee), retain and oversee the activities of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•	Resolve any disagreements between the Company’s management and the internal auditors or independent registered public accounting firm;

•	Pre-approve all audit and permissible non-audit services proposed to be provided by the Company’s independent registered public accounting firm before such independent registered public accounting firm is engaged by the Company or its subsidiaries to render such audit or non-audit services:

•	Pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent registered public accounting firm; provided that the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Securities Exchange Act of 1934 (the “Exchange Act”) to the Company’s management; and

•	The authority to grant pre-approvals may be delegated to one or more designated member(s) of the Committee provided the approvals made by such Designees are ratified by the Committee at the next subsequent meeting.

•	Discuss with the Company’s management, internal auditors and independent registered public accounting firm, at least annually, their respective assessments of the (1) adequacy and effectiveness of the Company’s system of internal accounting and financial controls and (2) the adequacy of the Company’s financial disclosures to shareholders, and consider any recommendations for improvement;

•	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, as well as all other compliance matters;

•	Review and oversee the Company’s fraud prevention policies, including the evaluation and remediation of violations reported;

•	Discuss with the Company’s management and the independent registered public accounting firm the Company’s unaudited interim and annual audited financial statements (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to public filing or distribution;

•	Discuss with the Company’s management its earnings releases, as well as financial guidance and other financial information provided externally, prior to distribution;

•	Report regularly to and review with the Board (1) any issues that arise with respect to the quality or integrity of the Company’s financial statements, (2) the Company’s compliance with legal or regulatory requirements, (3) the performance and independence of the Company’s independent registered public accounting firm, (4) the performance of the Company’s internal audit function or (5) any other matter the Committee believes is necessary or advisable to report to the Board;

•	Determine whether to recommend to the Board that the audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to such audit, based on the Committee’s review and discussions with the Company’s management and the independent registered public accounting firm and the disclosures received from and discussions with the independent registered public accounting firm regarding its independence;

•	Prepare and sign the Committee Report required by the rules of the SEC to be included in the Company’s annual proxy statement;

•	Review and assess the adequacy of this Charter at least annually, submit the Charter to the Board for approval and cause the Company to publish it at least once every three years in accordance with SEC regulations;

•	In coordination with the Corporate Governance Committee, establish and administer policies with respect to corporate responsibility and ethical business practices;

•	Review and evaluate the performance of the Committee, including compliance with this Charter, at least annually; and

•	Discuss with the Company’s management, and cause the Company to prepare and file, the Annual Affirmation regarding this Committee required by the rules of the NYSE.
      The Committee shall have and may exercise such other rights, duties and obligations as may be ancillary to those specified herein or otherwise as delegated to the Committee by the Board, or as otherwise required by applicable law or New York Stock Exchange listing standards.
      Presiding Director: The Presiding Director (as defined in the Company’s Corporate Governance Guidelines) will consult with the Chair and other members of the Committee from time to time with respect to certain of the Committee’s responsibilities, as further described in the Company’s Corporate Governance Guidelines.
      Without limiting the generality of the foregoing primary duties and responsibilities of the Committee, the following are certain duties and responsibilities of the Committee with respect to (1) certain functions which the Committee oversees and (2) certain constituents with which the Committee regularly interacts:
Audit Function

Relationship with the Independent Registered Public Accounting Firm
      The Committee shall:

•	Review annually the independence and quality control procedures of the independent registered public accounting firm, which firm shall report directly to the Committee, and the experience and qualifications of the independent registered public accounting firm’s senior personnel that are providing audit services to the Company;

•	Receive and review periodic (at least annually) reports from the independent registered public accounting firm regarding the independent registered public accounting firm’s independence, including any relationship between the independent registered public accounting firm and the Company, discuss such reports with the independent registered public accounting firm, and, if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the independent registered public accounting firm;

•	Receive and review periodic (at least annually) reports from the independent registered public accounting firm describing (1) the firm’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality control review, or peer review of the firm, or any inquiry or investigation by governmental or professional authorities, in each case within the preceding five years, respecting one or more independent audits carried out by the firm, and (3) any steps taken by the firm to deal with the issues described in (2) above;

•	Set policies regarding the hiring of employees or former employees of the independent registered public accounting firm;

•	Discuss with the independent registered public accounting firm the report that such independent registered public accounting firm is required to make to the Committee regarding: (1) all critical accounting policies and practices of the Company, (2) all alternative treatments of financial information under generally accepted accounting principles and policies related to material items that have been discussed among the Company’s management and the independent registered public accounting firm, including alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (3) all other material written communications between the independent registered public accounting firm and the Company’s management, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent registered public accounting firm’s engagement letters, independent registered public accounting firm’s independence letters, schedules of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any;

•	Review annually the type and extent of non-audit services performed by the independent registered public accounting firm and consider the implications of such services on their independence and, if applicable, consider annually whether the independent registered public accounting firm’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent registered public accounting firm;

•	Discuss with the independent registered public accounting firm any problems or difficulties the independent registered public accounting firm may have encountered during the course of the audit work, including, without limitation, any restrictions on the scope of activities or access to required information or any significant disagreements with the Company’s management and management’s responses to such matters, including, without limitation, (1) any accounting adjustments that were noted or proposed by the independent registered public accounting firm but were “passed” (as immaterial or otherwise), (2) any communications between the audit team and the independent registered public accounting firm’s national office respecting auditing or accounting issues presented by the engagement and (3) any “management” or “internal control” letter issued, or proposed to be issued, by the independent registered public accounting firm to the Company;

•	Discuss with management any letter or schedule of unadjusted differences provided to or by the independent registered public accounting firm and any other significant matters brought to the attention of the Committee by the independent registered public accounting firm as a result of its annual audit (it being understood that the Committee should allow the Company’s management adequate time to consider any such matters raised by the independent registered public accounting firm);

•	Obtain from the independent registered public accounting firm assurances that Section 10A(b) of the Exchange Act has not been implicated;

•	Review with the Company’s management and the independent registered public accounting firm all matters required to be communicated to the Committee under standards of the Public Company Accounting Oversight Board (United States);

•	Confirm with the independent registered public accounting firm that the independent registered public accounting firm is in compliance with the partner rotation requirements established by the SEC;

•	Discuss with the Company’s management and the independent registered public accounting firm any related-party transactions brought to the Company’s attention that could reasonably be expected to have a material impact on the Company’s financial statements;

•	Review with the independent registered public accounting firm the scope of such firm’s examination with emphasis on accounting and financial areas where the Committee, the Company’s management or the independent registered public accounting firm believe special attention should be directed;

•	Discuss with the Company’s management and the independent registered public accounting firm any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function; and

•	Review with the Company’s management and the independent registered public accounting firm:

•	internal control recommendations arising out of its financial statement audit, including major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in the light of material control deficiencies;

•	significant accounting estimates and the reasonableness of the related assumptions;

•	results of the audit, including the report on the financial statements;

•	major issues regarding accounting issues and financial statement presentation, including any significant changes in the Company’s situation or application of accounting principles; and

•	significant disagreements, if any, with the Company’s management or any other problems or difficulties encountered during the audit, and management’s response.

Relationship with Internal Auditors
      The Committee shall:

•	Discuss with the Company’s management and the head of the Company’s internal audit function the charter, structure, staffing and activities, and review, based on the recommendation of the independent registered public accounting firm and the head of the Company’s internal audit function, the scope and plan of work to be done by the internal audit function of the Company;

•	Discuss with the Company’s management the effectiveness of the internal audit function, including the internal audit function’s objectives and resources, its annual audit plan, including its coordination with the audit performed by the independent registered public accounting firm, and its internal audit activity reports and the results of the internal audit function’s activities for the year, including their evaluation of the system of internal controls and the adequacy of management’s actions;

•	Ensure that there are no restrictions placed upon the internal audit function and that the internal auditors and other personnel performing the Company’s internal audit function are granted direct and unrestricted access to the Committee;

•	Direct the internal audit function to review officers’ compensation, benefits and travel and entertainment expenses for compliance with the Company’s policies and procedures;

•	Discuss with the Company’s management or the head of the Company’s internal audit function, significant reports to the Company’s management prepared by the internal auditors, significant disagreements, if any, with the Company’s management or any other problems or difficulties encountered during any audit, and management’s response;

•	Meet regularly, in executive session when appropriate, with the head of the Company’s internal audit function to discuss internal audit matters, including budget and staffing of the internal audit function and any issues that the head of the Company’s internal audit function believes warrant the Committee’s attention; and

•	Review the appointment and replacement of the head of the Company’s internal audit function, as well as the performance of the internal audit group.

Internal Controls
      The Committee shall:

•	Consider the effectiveness of the company’s internal control system, including information technology security and control; and

•	Understand the scope of the internal auditors’ and the independent registered public accounting firm’s review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.
Financial Reporting Function
      The Committee shall:

•	Review and discuss with the Company’s management and the independent registered public accounting firm (1) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in response to material control deficiencies, (2) any analyses prepared by the Company’s management or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements, and (3) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures or other material financial arrangements of the Company that do not appear in the financial statements of the Company;

•	Prior to public disclosure, discuss with the Company’s management and the independent registered public accounting firm the Company’s unaudited interim and annual audited financial statements (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), and consider whether the financial statement disclosures are complete, consistent with information made known to Committee members, and reflect appropriate accounting principles based upon the Committee’s discussions with the Company’s management and the independent registered public accounting firm;

•	Discuss with legal counsel any legal matters brought to the Committee’s attention that could be reasonably expected to have a material impact on the Company’s financial statements;

•	Understand how the Company’s management develops interim financial information, and the nature and extent of the internal auditors’ and the independent registered public accounting firm’s involvement; and

•	Review and discuss with the Company’s management the Company’s earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP information), as well as any financial information and earnings guidance provided to analysts and rating agencies, which discussion may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

Compliance Function
      The Committee shall:

•	Discuss with the Company’s management and the internal audit function the effectiveness of the system for monitoring compliance with laws and regulations and the Company’s Policy on Business Conduct, and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance;

•	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, including procedures for the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters, as well as any other compliance matters;

•	Review and oversee the Company’s fraud prevention policies, including the evaluation and remediation of violations reported;

•	Discuss with the Company’s management and the internal audit function any significant findings of any examinations by regulatory agencies;

•	Discuss with the Company’s management and the internal audit function the process for communicating the Policy on Business Conduct and other important company policies to company personnel, and for monitoring compliance therewith; and

•	Obtain regular updates from the Company’s management and legal counsel regarding compliance matters.
Finance Function

•	The Committee shall have responsibility for reviewing proposed and existing financing arrangements and compliance thereunder to the extent applicable.

•	The Committee will ascertain and make recommendations to the Board regarding financing requirements for the Company and sources for such financing.
Outside Consultants
      The Committee shall have the sole authority and discretion to retain and discharge outside consultants, legal counsel or other independent third-party experts to advise the Committee in discharging its duties and responsibilities without consulting or obtaining the approval of senior management, and to obtain appropriate funding from the Company in connection therewith (including the ordinary administrative expenses of the Committee). The Committee has express authority to conduct or authorize investigations into any matters within its scope of responsibility and to utilize such consultants to perform such investigations.
      Adopted by the Board of Directors this 21st day of April 2006.

ANNEX B
R.H. DONNELLEY CORPORATION
INDEPENDENCE STANDARDS FOR DIRECTORS
The following standards will be applied by the Board of Directors of R.H. Donnelley Corporation (the “Company”) in determining whether individual directors qualify as “independent” under the Rules of the New York Stock Exchange. References to the Company include its consolidated subsidiaries.
      1. No director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Company will identify which directors are independent and disclose these affirmative determinations.
      2. No director can be independent if the director is, or has been within the last three years, an employee of the Company.
      3. No director can be independent whose immediate family member is or has been an executive officer of the Company within the last three years.
      4. No director can be independent if the director received, or has an immediate family member who has received, during any twelve-month period within that last three years, more than $100,000 during any twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
      5. No director can be independent if:

a. the director or an immediate family member is a current partner of the Company’s internal or external auditor;

b. the director is a current employee of the Company’s internal or external auditor;

c. the director has an immediate family member who is a current employee of the Company’s internal or external auditor and participates in such auditor’s audit, assurance or tax compliance (but not tax planning) practice; or

d. the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such auditor and personally worked on the Company’s audit within that time.
      6. No director can be independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.
      7. No director can be independent if the director is a current employee, or an immediate family member is an current executive officer, of a company (excluding charitable organizations) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
      8. No director can be independent if the Company has made charitable contributions to any charitable organization in which such director serves as an executive officer if, within the preceding three years, contributions by the Company to such charitable organization in any single completed fiscal year of such charitable organization exceeded the greater of $1,000,000, or 2% of such charitable organization’s consolidated gross revenues.

B-1

FORM OF PROXY CARD
R.H. DONNELLEY CORPORATION
ANNUAL MEETING OF STOCKHOLDERS — JUNE 1, 2006
PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints David C. Swanson, Steven M. Blondy and Robert J. Bush (collectively, the “Proxies”), and each of them, his, her or its true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders (the “Meeting”) of R.H. Donnelley Corporation (the “Company”), to be held at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513, on June 1, 2006, at 10:00 a.m. local time, and at any adjournments or postponements thereof, and to vote all the shares of common stock of the Company which the undersigned may be entitled to vote on all matters properly coming before the Meeting, and any adjournments or postponements thereof.
     The trustees of the Company’s 401K Savings Plan and the Dun & Bradstreet Employee Stock Purchase Plan (collectively, the “Plans”) have agreed that this proxy will also serve as voting instructions from participants in those Plans who have plan contributions for their respective accounts invested in the Company’s common stock. Proxies covering shares in the Plans must be received on or prior to May 26, 2006. If a proxy covering shares in either of the Plans has not been received on or prior to May 26, 2006 or if it is signed and returned without specification marked in the instruction boxes, the trustee will vote those Plan shares in the same proportion as the respective shares in such Plan for which it has received instructions, except as otherwise required by law.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN HEREIN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (A) IN FAVOR OF THE ELECTION OF THE NOMINEES FOR THE CLASS I MEMBERS OF THE BOARD OF DIRECTORS, (B) FOR PROPOSAL 2, AND (C) IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE MARK YOUR DIRECTIONS BELOW, FILL IN THE DATE AND SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.
R.H. DONNELLEY CORPORATION
P.O. BOX 11151
NEW YORK, N.Y. 10203-0151
(Continued, and to be signed and dated on the reverse side.)

FORM OF PROXY CARD

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒ Votes must be indicated (x) in Black or Blue ink.
(1) Election of Class I Members of the Board of Directors

	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

(a) Nancy E. Cooper	☐	☐	☐	(2)	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2006.	☐	☐	☐

(b) R. Glenn Hubbard	☐	☐	☐	In their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the Meeting, and any adjournments or postponements thereof.
(c) Robert Kamerschen	☐	☐	☐

(d) David C. Swanson	☐	☐	☐		To change your address, please mark this box ☐

NOTE: Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation, officer, attorney, agent, trustee or guardian, etc., please add your full title following your signature.

Date Share Owner sign here	Co-Owner sign here